Form 10-K, Exhibit 13
period 1993-12-31
AMERICAN MAIZE PRODUCTS CO
filed 1994-03-31
CIK 5405

SECURITITES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              __________









                               FORM 10-K
                             ANNUAL REPORT
                              __________












            CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES
         for the years ended December 31, 1993, 1992 and 1991
                              __________




                    AMERICAN MAIZE-PRODUCTS COMPANY
                              __________

                                                      Exhibit 13.

      AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
             1993 Annual Report to Security Holders



Index to Items Incorporated by Reference to the Company's 1993
Annual Report to Security Holders



                                                  Reference(Page)

                                                           Annual Report
                                                                to
                                            Exhibit 13    Security Holders


ITEM 5 -Market for Company's Common Equity and Related Stockholder Matters:

        (a)  Market Information.                13-1             21
        (b)  Holders.                           13-1             21
        (c)  Dividends.
             (i)                                13-2             20
             (ii)                               13-13            27


ITEM 6 -Selected Financial Data                 13-2             20


ITEM 7 -Management's Discussion and Analysis of
        Financial Condition and Results of
        Operations                              13-3             15

                                              through         through
                                                13-6             19

ITEM 8 -Financial Statements and Supplementary
        Data:

        Report of Independent Accountants       13-7             21
        Consolidated balance sheets for the
          years ended December 31, 1993 and
          1992                                  13-8             22
        Consolidated statements of operations
          and retained earnings for the years
          ended December 31, 1993, 1992 and
          1991                                  13-9             23
        Consolidated statements of cash flows
          for the years ended December 31,
          1993, 1992 and 1991                   13-10            24
        Notes to consolidated financial
          statements                            13-11            25

                                               through        through
                                                13-22            36

ITEM 5  -  MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
              (Dollars in thousands, except per share amounts)



  The common stock of American Maize-Products Company is traded on the American Stock Exchange. The quarterly range of prices and dividends per share during the last two years was as follows:

                                                        Market Price Per Share
                                                      Class A            Class B
                                                                                        Dividends
                                                  High       Low      High     Low      per Share

1993

First Quarter . . . . . . . . . . . . . . . .   $23 1/2   $21 5/8   $24 3/8   $22 3/4    $  .16
Second Quarter. . . . . . . . . . . . . . . .    22 5/8    16 5/8    22 3/4    18           .16
Third Quarter . . . . . . . . . . . . . . . .    19        14 3/8    18 1/2    15 7/8       .16
Fourth Quarter. . . . . . . . . . . . . . . .    16 7/8    15 1/4    16 3/4    14 7/8       .16
    Total . . . . . . . . . . . . . . . . . .                                            $  .64

1992

First Quarter . . . . . . . . . . . . . . . .   $25 3/4   $20 1/4   $25 1/2   $20        $  .16
Second Quarter. . . . . . . . . . . . . . . .    24        20        23 3/8    21 1/2       .16
Third Quarter . . . . . . . . . . . . . . . .    25 1/2    20 5/8    25 3/8    21 1/2       .16
Fourth Quarter. . . . . . . . . . . . . . . .    25 5/8    21        25 5/8    22 3/4       .16
    Total . . . . . . . . . . . . . . . . . .                                            $  .64

  The approximate number of security holders of record at December 31, 1993 was 1,064 for Class A Common Stock and 433 for Class B Common Stock.

ITEM 6  - SELECTED FINANCIAL DATA

             AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
                  Five-Year Summary of Selected Financial Data
                (Dollars in thousands, except per share amounts)

                                                                           For the years ended December 31,
                                                              1993          1992          1991        1990        1989
Summary of Operations
Net sales . . . . . . . . . . . . . . . . . . . . . . .  $   538,534   $  542,172   $   533,565   $   501,498   $   504,752
Operating profit. . . . . . . . . . . . . . . . . . . .  $    15,549   $   44,329   $    56,983   $    60,126   $    57,030
Gain on exchange of debentures  . . . . . . . . . . . .  $         -   $        -   $         -   $         -   $       535

Income from continuing operations before income
  taxes, minority interest, extraordinary losses and
  cumulative effect of accounting changes. . .  . . . .  $     1,036   $   32,892   $    39,595   $    48,739   $    42,764
Income taxes  . . . . . . . . . . . . . . . . . . . . .       (1,151)     (12,901)      (15,294)      (18,922)      (19,257)
Income (loss) before minority interest, extraordinary
  losses and cumulative effect of accounting changes. .         (115)      19,991        24,301        29,817        23,507
Minority interest in loss (earnings) of subsidiary. . .          329       (9,996)      (11,496)      (13,657)      (10,711)
Income from continuing operations . . . . . . . . . . .          214        9,995        12,805        16,160        12,796

Discontinued operation:
 Loss from operations, net of tax . . . . . . . . . . .            -            -             -             -        (6,396)
 Loss on disposal, net of tax . . . . . . . . . . . . .            -            -        (1,518)       (2,640)       (9,240)

   Total  . . . . . . . . . . . . . . . . . . . . . . .            -            -        (1,518)       (2,640)      (15,636)

Income (loss) before extraordinary losses and
  cumulative effect of accounting changes . . . . . . .          214        9,995        11,287        13,520        (2,840)
Extraordinary losses from early extinguishment
  of debt . . . . . . . . . . . . . . . . . . . . . . .       (4,182)           -             -             -             -
Cumulative effect of accounting changes (1) . . . . . .      (27,200)       3,016             -             -             -

       Net income (loss)  . . . . . . . . . . . . . . .  $   (31,168)  $   13,011   $    11,287    $   13,520   $    (2,840)

Cash dividends  . . . . . . . . . . . . . . . . . . . .  $     5,935   $    4,124   $     4,107    $    4,252   $     3,449
Depreciation and amortization . . . . . . . . . . . . .       32,083       26,434        26,343        24,177        21,785
Capital expenditures  . . . . . . . . . . . . . . . . .       43,633       32,266        19,428        32,431        50,603

Financial Position
Cash and cash equivalents . . . . . . . . . . . . . . .  $     3,625   $   72,085   $    49,050    $   32,666   $    36,201
Working capital . . . . . . . . . . . . . . . . . . . .      102,246      156,306       140,603        63,743        69,344
Current ratio . . . . . . . . . . . . . . . . . . . . .       2.99:1       4.04:1        3.93:1        1.65:1        1.71:1
Total assets  . . . . . . . . . . . . . . . . . . . . .      492,058      484,003       459,639       433,222       426,985
Long-term debt, less current installments . . . . . . .      139,294      136,227       127,542        70,530        72,738
Stockholders' equity  . . . . . . . . . . . . . . . . .      215,666      168,240       158,665       151,066       146,431

Per Common Share
 Primary earnings (loss) per share (2):
   Continuing operations  . . . . . . . . . . . . . . .  $       .02   $     1.55   $      2.00    $     2.44   $      1.93
   Discontinued operation . . . . . . . . . . . . . . .            -            -          (.24)         (.40)        (2.36)
   Extraordinary losses from early extinguishment
     of debt. . . . . . . . . . . . . . . . . . . . . .         (.43)           -             -             -             -
   Cumulative effect of accounting changes (1). . . . .        (2.82)         .47             -             -             -

       Net income (loss)  . . . . . . . . . . . . . . .  $     (3.23)  $     2.02   $      1.76    $     2.04   $      (.43)

 Cash dividends . . . . . . . . . . . . . . . . . . . .  $       .64   $      .64   $       .64    $      .64   $       .52
 Stockholders' equity (3) . . . . . . . . . . . . . . .  $     21.09   $    26.05   $     24.70    $    23.60   $     21.96

General
 Common Shares outstanding (4)  . . . . . . . . . . . .   10,223,970    6,458,196     6,423,892     6,401,871     6,668,796
 Number of employees (4)  . . . . . . . . . . . . . . .        1,986        2,154         2,009         2,158         2,087
 Return on average common stockholders' equity. . . . .            -          8.0%          7.3%          9.1%            -

 (1) Reflects adoption of Financial Accounting  Standards No. 106, "Employers' Accounting
     for Postretirement Benefits Other Than Pensions" and No. 112, "Employers' Accounting
     for Postemployment Benefits" in 1993 and No. 109, "Accounting for Income Taxes" in 1992.

 (2) Based on weighted average number of shares outstanding during the year.

 (3) Based on shares outstanding at the end of year.

 (4)  As of the end of the year.

ITEM  7  -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS


Highlights

   Merger - During the first quarter of the year the Company completed a merger with American Fructose Corporation. Prior to the merger the Company owned 3,901,851 shares of American Fructose Corporation and 5,109,673 shares were publicly held. American Fructose has been included in the Company's consolidated financial statements since its formation in 1983 because the Company has always maintained effective voting control. Under the terms of the merger, 1,371,190 American Fructose shares were exchanged for cash at $22.475 per share, or a total of $30,817,000. The remaining 3,738,483 shares were exchanged for a like number of the Company's Class A Common Stock. After the merger there were 8,458,178 shares of the Company's Class A Common Stock and 1,742,057 shares of Class B Common Stock outstanding.

   Refinancing - Just prior to the merger the Company's debt rating was raised to investment grade by the major rating agencies. The Company used this opportunity to issue $125,000,000 in 7.875% senior notes, with a final maturity in March 2003. During the course of the year the Company called for redemption two high-yield debt securities; its 12% senior subordinated debentures, effective rate of 12.50% and its 9.40% subordinated debentures, effective rate of 13.29%. Aggregate cash used to complete the redemptions was $72,862,000.

   Restructuring - Charges totaling $12,323,000 ($7,720,000 after tax, or $.80 per share) were recorded during the year. The charges principally reflect the costs of consolidation and modernization programs in the Company's business units, divestiture of nonperforming assets and organizational changes.

   Expansion and Modernization - In October the Board of Directors approved a program to modernize and expand the Hammond, Indiana, corn wet milling plant. This program is currently under way and is expected to be completed by mid-1996 at a cost of approximately $160,000,000. The program calls for the construction of a new corn syrup refinery and significant improvements to the primary infrastructure of the plant; including corn receiving and storage, the grind mill and waste water treatment facilities. As part of the program, grind capacity will be increased by 30% and corn syrup capacity by 50%.


Operating Results

   Consolidated - Operating profit declined to $15,549,000 in 1993 from $44,329,000 in 1992. The sharp decline was due in large part to several accounting charges taken in 1993, the most significant of which were:

        - Restructuring charges of $12,323,000 (Similar charges of $3,593,000 were recorded in 1992).
        - Additional expense of approximately $4,000,000 was recorded for retiree health care costs related primarily to the adoption of FAS No. 106.
        - An increase of $4,245,000 in cost of sales due to the effect of significantly higher year-end corn prices on LIFO inventory valuations.
        - Additional depreciation and amortization of $3,925,000 related to the merger with American Fructose Corporation.


   Corn Business - Net sales declined to $380,315,000 in 1993 from $391,513,000 in 1992 and $387,622,000 in 1991.
   Operating profits declined to $19,958,000 in 1993 from $37,995,000 in 1992 and $47,538,000 in 1991. The $18,037,000
   decline in operating profit between 1992 and 1993 was due in part to the accounting charges discussed above, namely the $4,245,000 increase in cost of sales due to LIFO inventory valuations, the $3,925,000 in additional depreciation and amortization related to the merger with American Fructose Corporation and $2,678,000 of the additional retiree health care expense. The remainder of the decline in profitability was due to lower unit selling prices for corn sweeteners and higher manufacturing costs, particularly for energy.

   The decrease in operating profits between 1991 and 1992 was due primarily to lower selling prices for high fructose corn syrup and higher corn costs. Higher manufacturing costs and the impact of the December 1992 power outage at the Hammond plant also contributed to the decline.

   Tobacco Business - Net sales increased to $158,219,000 in 1993 from $150,659,000 in 1992 and $145,943,000 in 1991.
   Operating profits declined to $13,846,000 in 1993 from $14,818,000 in 1992 and $18,927,000 in 1991. Operating results in 1993 and 1992 include restructuring charges of $5,200,000 and $3,593,000, respectively. The $5,200,000 charge in 1993 reflects the write-down of the Helmetta, New Jersey plant. Prior to the restructuring charges, operating profits increased from $18,411,000 in 1992 to $19,046,000 in 1993. The 1993 results include $1,062,000 in expense related to accounting for retiree health care costs. The higher sales and operating profits in 1993 were principally due to increased unit sales volumes and prices for little cigars and moist snuff, which more than offset unit sales declines in other categories and higher selling, general and administrative expense.

   Operating profits in 1992, before restructuring charges of $3,593,000, were $18,411,000 compared to $18,927,000 in 1991.
   The decrease in 1992 was principally due to higher selling, general and administrative expenses.

Other Income and Expense

   Interest Expense - Interest expense was $13,960,000 in 1993 compared to $12,698,000 in 1992 and $14,853,000 in 1991. The primary reason for the increase in 1993 was higher average interest rates and debt levels following the issuance of $125,000,000 in 7.875% senior notes in March of 1993. The decrease between 1991 and 1992 was due to lower rates.

   Interest Income - The decrease in interest income between 1992 and 1993 was due principally to significantly lower levels of investments and also to lower available rates. The decrease between 1991 and 1992 was due primarily to substantially lower available rates.

Income Taxes

   Merger Effect - Prior to the merger of the Company with American Fructose Corporation during the first quarter of 1993, each entity was required to file separate federal income tax returns. As a result of the merger the Company will commence filing a consolidated federal income tax return starting with the year ended December 31, 1993. American Fructose Corporation filed a final federal return for the period from January 1, 1993, to February 26, 1993.

   Loss Carryforwards - As of December 31, 1992, the Company had available, for federal income tax purposes, regular tax operating loss carryforwards of $16,432,000 and investment tax credit carryforwards of $2,841,000. During 1993, regular tax operating loss carryforwards of $13,739,000 and $1,321,000 of investment tax credit carryforwards were utilized, leaving carryforward balances of $2,693,000 and $1,520,000, respectively.

Benefit Plans

   Pension and Savings Plans - The Company has defined benefit pension plans which cover substantially all employees. As of December 31, 1993, plan assets exceeded projected benefit obligations by $8,411,000. Operating results for the years 1993, 1992 and 1991 include negative expense, or noncash income, associated with these overfunded plans of $1,512,000, $2,483,000 and $587,000, respectively.

   In addition to the defined benefit plans the Company also provides benefits under a supplemental executive retirement plan and a directors retirement plan. Both of these plans are currently unfunded. Operating results for 1993, 1992 and 1991 include charges of $1,158,000, $1,061,000 and
   $1,121,000, respectively, associated with these plans.

   The Company also sponsors a 401(k) savings plan to provide employees with additional income upon retirement.
   Contribution expense was $1,482,000 in 1993, $1,383,000 in 1992 and $1,284,000 in 1991.

   Other Postretirement Benefits - Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The accounting standard requires employers to recognize in their financial statements, during their employees active service, the obligation to provide health care benefits for retirees and their beneficiaries. Previously, employers generally accounted for these benefits as paid. The Company also adopted, effective January 1, 1993, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." This standard requires that the estimated cost of benefits to former employees after employment but before retirement be recorded on an accrual basis.

   The Company adopted both of these statements during the first quarter of 1993. A one time noncash charge of $48,500,000 ($27,200,000 net of tax, or $2.82 per share) was recorded to recognize the cumulative effect of these accounting changes through January 1, 1993. Under the newly adopted standards, 1993 operating results were charged $5,300,000 compared to approximately $1,300,000 charged in 1992 under the previous accounting method.

Liquidity and Capital Resources

   Merger - Prior to completing the merger with American Fructose Corporation on February 26, 1993 the accumulated cash balances and cash flows of American Fructose were only available to the Company in the form of dividends received. As of December 31, 1992, consolidated cash and cash equivalents was $72,085,000 of which $71,500,000 was American Fructose's. Consolidated cash flow from operations in 1992 was $47,250,000 of which $32,378,000 was attributable to American Fructose. Cash dividends received from American Fructose in 1992 were $1,873,000. One of the significant benefits to the Company from the merger is unrestricted access to all current and future cash flows of American Fructose.

   Capital Structure - In conjunction with the merger, the Company's capital structure was significantly revamped. The Company redeemed 1,371,190 shares of American Fructose for $22.475 per share in cash, or $30,817,000, and exchanged 3,738,483 shares of its Class A Common Stock for the remaining American Fructose shares on a one-for-one basis at $22.475, increasing stockholders equity by $84,022,000.

   Immediately after the merger the Company used available cash and part of the proceeds from $125,000,000 in newly issued 7.875% senior notes to repay $73,000,000 in bank borrowings. In April the Company redeemed its 12% senior subordinated debentures and in December its 9.40% subordinated debentures. Aggregate cash used to complete the redemptions was $72,862,000.

   Cash Flow - Consolidated operating cash flow was $19,157,000 in 1993 compared to $47,250,000 in 1992. Part of the $28,093,000 year-to-year decline was attributable to higher levels of accounts receivable and inventories which increased $14,703,000. Most of the increase was attributable to higher year end 1993 corn prices. The remainder of the decrease was primarily due to lower levels of operating profits in the corn business caused by lower year-to-year selling prices for corn sweeteners.

   Capital Spending - Consolidated capital spending was
   $43,633,000 in 1993 compared to $32,266,000 in 1992 and
   $19,428,000 in 1991. Of the total spending in 1993, $39,125,000 was attributable to projects in the corn business, including the expansion of finishing capacity for specialty products and cyclodextrins at the Hammond plant.

   Capital spending in 1994 is expected to approximate $90,000,000, most of which will be related to the expansion and modernization of the Hammond plant. The 1994 capital program will be financed by available cash resources, cash flow from operations and available credit resources, as needed.

   Credit Resources - Currently, the Company has available $75,000,000 under a revolving credit facility which expires on June 30, 1995, and open lines of credit with banks aggregating $10,000,000. At December 31, 1993, borrowings under these facilities were $12,600,000 and $5,000,000, respectively.

   The Company is in the process of replacing its current revolving credit facility with a new $125,000,000 revolving credit facility. The new facility will have a five-year term and is expected to be in place by the end of the first quarter of 1994.

   Inflation - The impact of general inflation on both the Company's financial position and results of operations has been minimal and is not expected to adversely affect 1994 results.

ITEM 8  -  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                    REPORT OF INDEPENDENT ACCOUNTANTS


       To the Board of Directors and Stockholders,
          American Maize-Products Company:

       We have audited the accompanying consolidated balance sheets of American Maize-Products Company and its Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations and retained earnings and consolidated statements of cash flows for each of the years in the three year period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
       An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial
       statement presentation.   We believe that our audits
       provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Maize-Products Company and its Subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

       As discussed in Notes 7 and 8 to the consolidated financial statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions, and postemployment benefits. As discussed in Note 5, effective January 1, 1992, the Company changed its method of accounting for income taxes.



       Coopers & Lybrand
       One Canterbury Green
       Stamford, Connecticut
       February 22, 1994.

          AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                      At December 31, 1993 and 1992
            (Dollars in thousands, except per share amounts)

                                  ASSETS

                                                                       1993         1992

Current assets:
  Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . $  3,625     $ 72,085
  Accounts receivable, trade, less allowance
   for doubtful accounts of $3,609 in 1993 and $2,109 in 1992 . . .   53,529       45,802
  Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . .   87,553       80,577
  Other current assets  . . . . . . . . . . . . . . . . . . . . . .    8,934        9,261
    Total current assets  . . . . . . . . . . . . . . . . . . . . .  153,641      207,725

Property, plant and equipment
  Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,004        3,060
  Buildings and improvements  . . . . . . . . . . . . . . . . . . .   72,757       64,069
  Machinery and equipment . . . . . . . . . . . . . . . . . . . . .  381,382      359,254
  Construction in progress  . . . . . . . . . . . . . . . . . . . .   10,874       19,207
                                                                     468,017      445,590
    Less, Accumulated depreciation  . . . . . . . . . . . . . . . .  180,593      210,769
                                                                     287,424      234,821
Excess of cost over net assets of acquired companies, less
 accumulated amortization of $3,504 in 1993 and $2,697 in 1992  . .   23,284       14,381
Prepaid pension costs . . . . . . . . . . . . . . . . . . . . . . .   14,732       12,778
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12,977       14,298

                                                                    $492,058     $484,003

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt . . . . . . . . . . . . . . . . . . . . . . . . . $  5,000     $  9,200
  Long-term debt, current installments  . . . . . . . . . . . . . .      885        4,580
  Accounts payable, trade . . . . . . . . . . . . . . . . . . . . .   16,278       10,283
  Accrued payroll and employee benefits . . . . . . . . . . . . . .   12,709       12,611
  Accrued income taxes  . . . . . . . . . . . . . . . . . . . . . .    4,837        4,892
  Accrued interest  . . . . . . . . . . . . . . . . . . . . . . . .    3,304          408
  Other accrued expenses  . . . . . . . . . . . . . . . . . . . . .    8,382        9,445
    Total current liabilities . . . . . . . . . . . . . . . . . . .   51,395       51,419

Long-term debt, less current installments . . . . . . . . . . . . .  139,294      136,227
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . .   30,775       37,931
Accrued postretirement and postemployment benefits. . . . . . . . .   50,027            -
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . .    4,901        4,782
Commitments and contingencies (Note 12)
Minority interest . . . . . . . . . . . . . . . . . . . . . . . . .        -       85,404

                                                                     276,392      315,763
Stockholders' equity:
  Capital stock:
    Common, Class A, $.80 par value; authorized 15,000,000 shares in 1993 and 8,750,000 shares in 1992; issued 8,848,903 shares
     in 1993 and 5,110,420 shares in 1992 . . . . . . . . . . . . .    7,079        4,088
    Common, Class B, $.80 par value; authorized 2,500,000 shares;
     issued 1,809,282 shares in 1993 and 1992 . . . . . . . . . . .    1,447        1,447
  Capital in excess of par value of common stock  . . . . . . . . .  123,836       42,543
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . .   90,221      127,324

                                                                     222,583      175,402
  Less, Common stock in treasury, at cost:
   Class A, 366,990 shares in 1993 and 394,281 shares in 1992;
    Class B, 67,225 shares in 1993 and 1992 . . . . . . . . . . . .    6,917        7,162
     Total stockholders' equity . . . . . . . . . . . . . . . . . .  215,666      168,240

                                                                    $492,058     $484,003

     The accompanying notes are an integral part of the consolidated financial statements.

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

            For the years ended December 31, 1993, 1992 and 1991

              (Dollars in thousands, except per share amounts)

                                                                 1993          1992        1991
Net sales . . . . . . . . . . . . . . . . . . . . . . . . .  $  538,534    $  542,172   $  533,565
Cost of sales . . . . . . . . . . . . . . . . . . . . . . .     417,215       410,156      395,747
  Gross profit  . . . . . . . . . . . . . . . . . . . . . .     121,319       132,016      137,818
Selling, administrative & general expenses  . . . . . . . .      93,447        84,094       80,835
Restructuring charges . . . . . . . . . . . . . . . . . . .      12,323         3,593            -
  Operating profit  . . . . . . . . . . . . . . . . . . . .      15,549        44,329       56,983

Other income (expenses):
  Interest expense  . . . . . . . . . . . . . . . . . . . .     (13,960)      (12,698)     (14,853)
  Interest income . . . . . . . . . . . . . . . . . . . . .         809         2,288        2,685
  Other, net  . . . . . . . . . . . . . . . . . . . . . . .      (1,362)       (1,027)      (1,058)
  Nonrecurring charge . . . . . . . . . . . . . . . . . . .           -             -       (4,162)
                                                                (14,513)      (11,437)     (17,388)
Income from continuing operations before income taxes,
 minority interest, extraordinary losses and cumulative
 effect of accounting changes . . . . . . . . . . . . . . .       1,036        32,892       39,595
Income taxes:
  Current:
    Federal . . . . . . . . . . . . . . . . . . . . . . . .      (4,031)      (12,342)     (12,388)
    State and local . . . . . . . . . . . . . . . . . . . .      (1,290)       (2,236)      (1,936)
  Deferred  . . . . . . . . . . . . . . . . . . . . . . . .       4,170         1,677         (970)
                                                                 (1,151)      (12,901)     (15,294)
Income (loss) from continuing operations before minority
 interest, extraordinary losses and cumulative effect
 of accounting changes  . . . . . . . . . . . . . . . . . .        (115)       19,991       24,301
Minority interest in loss (earnings) of subsidiary. . . . .         329        (9,996)     (11,496)
Income from continuing operations . . . . . . . . . . . . .         214         9,995       12,805

Loss from discontinued operation  . . . . . . . . . . . . .           -             -       (1,518)

Income before extraordinary losses and cumulative effect
 of accounting changes  . . . . . . . . . . . . . . . . . .         214         9,995       11,287
Extraordinary losses from early extinguishment of debt. . .      (4,182)            -            -
Cumulative effect of change in accounting for post-
 retirement benefits other than pensions and other
 post-employment benefits  . . . . . . . . . . . . . . . .      (27,200)            -            -
Cumulative effect of change in accounting for income
 taxes . . . .  . . . . . . . . . . . . . . . . . . . . . .           -         3,016            -

Net income (loss) . . . . . . . . . . . . . . . . . . . . .     (31,168)       13,011       11,287

Retained earnings, beginning of year. . . . . . . . . . . .     127,324       118,437      111,257

Less: Cash dividends paid ($.64 per share in 1993, 1992
       and 1991). . . . . . . . . . . . . . . . . . . . . .       5,935         4,124        4,107

Retained earnings, end of year. . . . . . . . . . . . . . .  $   90,221    $  127,324   $  118,437

Earnings (loss) per share of common stock:
    Continuing operations before cumulative effect of
     accounting changes . . . . . . . . . . . . . . . . . .  $      .02    $     1.55   $     2.00
    Discontinued operation  . . . . . . . . . . . . . . . .           -             -         (.24)
    Extraordinary losses from early extinguishment of debt.        (.43)            -            -
    Cumulative effect of change in accounting for post-
     retirement benefits other than pensions and other
     postemployment benefits. . . . . . . . . . . . . . . .       (2.82)            -            -
    Cumulative effect of change in accounting for
     income taxes . . . . . . . . . . . . . . . . . . . . .           -           .47            -

    Net income (loss) . . . . . . . . . . . . . . . . . . .  $    (3.23)   $     2.02   $     1.76

Weighted average number of common shares outstanding. . . .   9,634,622     6,442,065    6,415,032

     The accompanying notes are an integral part of the consolidated financial statements.

          AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
          For the years ended December 31, 1993, 1992 and 1991
                         (Dollars in thousands)

                                                                    1993        1992       1991

Cash flows from operating activities:
 Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . $(31,168)    $ 13,011   $ 11,287
 Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Depreciation and amortization. . . . . . . . . . . . . . . .   32,083       26,434     26,343
    Amortization of original issue discount on subordinated
     debentures  . . . . . . . . . . . . . . . . . . . . . . . .      229          459        404
    Loss from discontinued operation . . . . . . . . . . . . . .        -            -      1,518
    Deferred income taxes  . . . . . . . . . . . . . . . . . . .   (4,170)      (1,677)       970
    Extraordinary losses from early extinguishment of debt . . .    4,182            -          -
    Cumulative effect of accounting changes. . . . . . . . . . .   27,200       (3,016)         -
    Restructuring charges. . . . . . . . . . . . . . . . . . . .   12,323        3,593          -
    Minority interest in (loss) earnings of subsidiary, net of
     dividends . . . . . . . . . . . . . . . . . . . . . . . . .     (941)       7,546      9,351
    Loss on disposal of property, plant and equipment. . . . . .    1,506        3,081      1,664
    Changes in assets and liabilities
      Accounts receivable, trade, net. . . . . . . . . . . . . .   (7,727)       1,783     (7,460)
      Inventories. . . . . . . . . . . . . . . . . . . . . . . .   (6,976)       1,552     (2,607)
      Other current assets . . . . . . . . . . . . . . . . . . .      327          610      2,317
      Prepaid pension cost . . . . . . . . . . . . . . . . . . .   (1,954)      (2,879)    (2,658)
      Accounts payable and accrued expenses. . . . . . . . . . .   (2,517)      (3,094)     7,342
      Cash flows of discontinued operation . . . . . . . . . . .        -       (1,182)    (5,893)
      Other, net . . . . . . . . . . . . . . . . . . . . . . . .   (3,240)       1,029        346
         Net cash provided by operating activities . . . . . . .   19,157       47,250     42,924

 Cash flows from investing activities:
  Additions to property, plant and equipment . . . . . . . . . .  (43,633)     (32,266)   (19,428)
  Purchase of minority interest in subsidiary. . . . . . . . . .  (32,992)           -          -
  Proceeds from disposal of property, plant and equipment. . . .        -        1,188         49
         Net cash used in investing activities . . . . . . . . .  (76,625)     (31,078)   (19,379)

 Cash flows from financing activities:
  Cash dividends paid. . . . . . . . . . . . . . . . . . . . . .   (5,935)      (4,124)    (4,107)
  Issuance of short-term debt. . . . . . . . . . . . . . . . . .    5,000       15,000     41,700
  Payments of short-term debt. . . . . . . . . . . . . . . . . .   (9,200)     (15,800)   (74,200)
  Borrowings on long-term debt . . . . . . . . . . . . . . . . .  145,835       54,000     93,300
  Payments of long-term debt . . . . . . . . . . . . . . . . . . (146,692)     (42,086)   (62,633)
  Treasury stock acquired. . . . . . . . . . . . . . . . . . . .        -         (127)         -
  Repurchase by a subsidiary of its common stock . . . . . . . .        -            -     (1,221)
         Net cash provided by (used in) financing activities . .  (10,992)       6,863     (7,161)

 Net increase (decrease) in cash and cash equivalents. . . . . .  (68,460)      23,035     16,384
 Cash and cash equivalents, beginning of year. . . . . . . . . .   72,085       49,050     32,666
 Cash and cash equivalents, end of year. . . . . . . . . . . . . $  3,625     $ 72,085   $ 49,050

 Supplemental Cash Flow Information
  Cash paid during the year for:
    Interest (net of amount capitalized) . . . . . . . . . . . . $ 10,268     $ 13,095   $ 15,040
    Income taxes (net of refunds). . . . . . . . . . . . . . . . $  4,391     $ 15,691   $ 12,307

     The accompanying notes are an integral part of the consolidated financial statements.

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Dollars in thousands, except per share amounts)

1.  Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of American Maize-Products Company, its wholly owned subsidiaries and American Fructose Corporation ("AFC") over which the Company had effective voting control prior to February 26, 1993, collectively referred herein as the "Company." On February 26, 1993, AFC was merged with and into the Company (see Note 2).

By-Product Revenues: Certain by-products are produced from the Company's corn processing operations. Revenues from by-products are included in net sales and aggregated $71,903, $78,454, and $76,485 in 1993, 1992 and
1991, respectively.

Consolidated Statements of Cash Flows: For presentation purposes in the Consolidated Statements of Cash Flows, all highly liquid short-term investments, with maturities of three months or less, are considered cash equivalents. Deposits made for hedging transactions are included in inventory for cash flow reporting purposes.

Concentration of Credit Risk: Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and trade receivables.

  The Company sells its principal products to a large number of customers in many different industries and geographies. As of December 31, 1993, approximately 10% (with 11 customers) of recorded trade receivables were concentrated in the soft drink industry. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial conditions but does not generally require collateral.

  The Company invests available cash in money market securities of various banks, commercial paper of industrial and other companies with high credit ratings and securities backed by the United States government.

Inventories: Inventories are stated at the lower of cost or market. The last-in, first-out (LIFO) method is predominantly used to determine the cost of corn and tobacco content in inventory. The average cost and the first-in, first-out (FIFO) methods are used to value the remaining inventories.

Futures Contracts: The Company periodically enters into futures contracts as hedges in its corn inventory purchasing program. Gains and losses on hedge contracts are matched to specific inventory purchases and charged or credited to cost of sales as such inventory is sold.

Property, Plant and Equipment: Property, plant and equipment is stated at cost and includes expenditures for new facilities and those which increase the useful lives of existing plant and equipment. Maintenance, repairs and minor renewals are expensed as incurred. When property, plant and equipment is sold or retired, the cost and accumulated depreciation applicable to assets retired, are removed from the balance sheet and any gain or loss on the transaction is included in income.
  Plant and equipment is depreciated over its estimated useful life, using the straight-line method. Depreciation is based on the following useful lives: buildings and improvements, 3 to 45 years; machinery and equipment, 3 to 20 years. Assets recorded under capital leases are amortized over the lease term or, if title ultimately passes to the Company, over their estimated useful lives. Accelerated depreciation methods are used for tax purposes.

Excess of Purchase Cost Over Net Assets of Companies Acquired: The excess of purchase cost over net assets of companies acquired prior to November 1, 1970 ($208 at December 31, 1993) is not being amortized since, in management's opinion, its value has not diminished. The excess purchase cost relating to companies acquired after November 1, 1970 is being amortized over either 40 years or 20 years. At each balance sheet date, management evaluates whether there has been a permanent impairment in the value of goodwill by assessing the carrying value of goodwill against anticipated future cash flows from related operating activities. Factors which management considers in performing this assessment include current operating results, trends and prospects and, in addition, demand, competition and other economic factors.

Investment Tax Credits: Investment tax credits are recognized in the year that the credits are utilized.

Fair Value of Financial Instruments: The following methods and assumptions were used to estimate the fair value disclosures for financial instruments:

Cash and Cash Equivalents - The carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

Short-term debt - The carrying amounts reported in the Consolidated Balance Sheets approximate fair value because of the short maturity of these instruments.


            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

              (Dollars in thousands, except per share amounts)

1.  Summary of Significant Accounting Policies-(continued)

Long-term debt - Fair market value is estimated based on current market quotations, where available, for publicly traded debt securities, or based on rates currently available to the Company for nonpublicly traded debt with similar terms.

  The estimated fair value of the Company's long-term debt is as follows:

At December 31,                                     1993                             1992
                                     Carrying Amount     Fair Value   Carrying Amount     Fair Value
Long-term debt. . . . . . . . . . . .    $140,179         $144,057        $140,807         $159,093

Earnings Per Share: Earnings per share of common stock has been computed based upon the weighted average number of shares outstanding during each year.

Reclassifications: Certain reclassifications have been made in the prior years' financial statements to conform with the 1993 presentation.

2.  Business Changes

  On February 26, 1993, upon the satisfaction of various conditions, including, among other things, the approval of the stockholders of the Company and AFC, AFC was merged with and into the Company. In accordance with the terms of the merger agreement, 3,738,483 AFC shares were converted into a like number of the Company's Class A Common Stock and 1,371,190 AFC shares were exchanged for a total of $30,817 in cash. In addition, in accordance with the terms of the merger agreement, 129,350 outstanding AFC options were converted into stock options outstanding of the Company. The issuance of the Company's Class A Common Stock (in the amount of $84,022) was a noncash transaction and was excluded from the accompanying Condensed Consolidated Statements of Cash Flows.
  Prior to the merger, the portion of AFC held by the public and earnings or losses allocated thereto have been presented as "minority interest" in the Consolidated Financial Statements. The merger has been treated as a purchase of the minority interest for accounting purposes; accordingly consolidated results include the entire amount of AFC's operations for periods subsequent to the effective date of the merger.
  In accordance with purchase accounting, the purchase price and direct expenses associated with the merger were allocated to the proportionate fair value of the assets purchased and liabilities assumed. These costs exceeded the fair value of the net assets acquired in the merger by $9,710 and are being amortized over a twenty year period.

The following sets forth the unaudited proforma results of operations of the Company as if the merger had occurred on January 1, 1992:

Years ended December 31,                              1993        1992

Net sales . . . . . . . . . . . . . . . . . . . .  $538,534     $542,172
Income (loss) from continuing operations. . . . .  $   (694)    $ 16,478
Net income (loss) . . . . . . . . . . . . . . . .  $(32,076)    $ 19,494

Earnings per share of common stock:
  Income (loss) from continuing operations. . . .  $   (.07)    $   1.62
  Net income (loss) . . . . . . . . . . . . . . .  $  (3.14)    $   1.91


  Until the end of 1990, the Company operated a number of home and building materials retail centers through its wholly owned subsidiary, Lloyd Home & Building Centers, Inc. ("Lloyd"). In connection with Lloyd lease obligations, the Company provided $2,300 in 1991 for expected lease commitment costs for Lloyd leases for which the Company remained primarily liable. This amount is reported as a loss from discontinued operation (net of income tax benefits recognized of $782) in the accompanying Consolidated Statements of Operations and Retained Earnings.

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

              (Dollars in thousands, except per share amounts)

3.  Inventories

  Inventories consisted of the following:

At December 31,                     1993            1992

Finished goods . . . . . . . .    $25,074         $22,349
Work-in-process  . . . . . . .      4,344           5,595
Raw materials  . . . . . . . .     40,302          32,733
Stores and supplies  . . . . .     17,833          19,900
                                  $87,553         $80,577


  At December 31, 1993 and 1992, inventories of $49,553 and $45,293, respectively, were valued using the LIFO method of accounting. These amounts are less than the corresponding replacement values by $15,744 at December 31, 1993 and $11,785 at December 31, 1992. In 1992 and 1991,
the carrying value of certain LIFO inventories were reduced by $1,259 and $843, respectively, to replacement cost (market).

4.  Short-Term and Long-Term Debt

  Long-term debt consisted of the following:

At December 31,                                        1993                     1992
                                                 Current   Long-term     Current    Long-term

7.875% Senior notes (a). . . . . . . . . . . .   $     -   $125,000      $      -   $      -

12% Senior subordinated debentures, less
 unamortized discount of $1,295 in 1992,
 effective rate of 12.50% (b). . . . . . . . .         -          -             -     38,705

9.40% Subordinated debentures, less
 unamortized discount of $5,779
 in 1992, effective rate of 13.29% (b) . . . .         -          -             -     25,693

Revolving credit borrowings (c). . . . . . . .               12,600             -     48,000

Bank term loan (d) . . . . . . . . . . . . . .         -          -         3,750     21,250

Capital lease obligation (e) . . . . . . . . .       885      1,694           830      2,579
                                                 $   885   $139,294      $  4,580   $136,227

(a) During 1993, the Company issued and sold at par $125,000 of 7.875% of Senior notes The notes require payments of $25,000 on March 3 of each year from 1999 through 2002 with the balance due on March 3, 2003.

(b) The 12% Senior subordinated debentures, principal amount of $40,000, were redeemed on April 13, 1993 and the 9.40% subordinated debentures, principal amount of $31,472, were redeemed on December 15, 1993. As a result of these early retirements, extraordinary losses of $4,182 (after income tax benefits of $2,155) were incurred.

(c) In March 1993, the Company's $100,000 revolving credit facility with various banks was amended which, among other things, reduced the aggregate amount of the commitment to $75,000 through June 30, 1995. Interest on the facility is at prime or at a cost of funds based formula, at the Company's option. The facility provides for payment of commitment fees of 0.375% on the unused portion of the facility during the revolving credit period. The facility can be cancelled at any time without cost to the Company.

    During 1993, 1992 and 1991, the maximum revolving credit borrowings outstanding at any month end were $78,000, $75,000 and $75,000, respectively; average borrowings were $9,825, $59,631 and $20,780, respectively; the weighted average interest rates were 4.55%, 4.66% and 6.94%, respectively.

(d) Effective February 19, 1993, the bank term loan, which had been established during 1992, was prepaid and cancelled.

    During 1993 and 1992, the maximum borrowings outstanding at any month end were $25,000; average borrowings were $3,562 and $6,694, respectively; the weighted average interest rates were 4.90% and 4.77%, respectively.

(e) The Company leases certain land, buildings and equipment under the terms of a capital lease. At December 31, 1993 and 1992, property, plant and equipment included $2,461 and $3,088 (net of accumulated depreciation of $5,695 and $5,068), respectively, related to the assets covered by this lease.



            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

              (Dollars in thousands, except per share amounts)

4.  Short-Term and Long-Term Debt-(continued)

The following is a schedule by year of future minimum capital lease payments as of December 31, 1993:

Year ending December 31,

1994 . . . . . . . . . . . . . . . . . . . . . . .  $1,032
1995 . . . . . . . . . . . . . . . . . . . . . . .   1,032
1996 . . . . . . . . . . . . . . . . . . . . . . .     773
Total minimum lease payments . . . . . . . . . . .   2,837
  Less, amount representing interest . . . . . . .     258
Present value of minimum lease payments  . . . . .  $2,579


  At December 31, 1993, total long-term debt maturing in each of the next five years was as follows:

Year ending December 31,

1994 . . . . . . . . . . . . . . . . . . . . . . .  $  885
1995 . . . . . . . . . . . . . . . . . . . . . . .     944
1996 . . . . . . . . . . . . . . . . . . . . . . .     750
1997 . . . . . . . . . . . . . . . . . . . . . . .       -
1998 . . . . . . . . . . . . . . . . . . . . . . .       -


  The Company's borrowing agreements contain various covenants which, among other things, require the Company to maintain specific levels of tangible net worth and leverage (as defined), and limit cash dividends and the acquisition of the Company's common stock. At December 31, 1993, the most significant restriction of these agreements was the leverage (as defined) ratio, under which up to an additional $58,173 of senior liabilities (as defined) could be incurred.
  The Company also has open lines of credit with banks, which are renewable on an annual basis, aggregating $10,000 of which $5,000 and $9,200 were used at December 31, 1993 and December 31, 1992, respectively. The Company is required to pay fees of 0.250% per annum on certain of these open lines of credit. Outstanding borrowings under these lines of credit are classified as short-term debt. During 1993, 1992 and 1991, the maximum lines of credit borrowings outstanding at any month end were $5,000, $10,000 and $65,000, respectively; average borrowings were $748, $9,100, and $32,857, respectively; the weighted average interest rates were 3.70%, 4.23% and 7.17%, respectively.
  At December 31, 1993, the Company had standby letters of credit in the amount of $5,291 outstanding which related principally to an insurance program.

5.  Income Taxes

  Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of this accounting change was a $5,000 reduction in the Company's consolidated deferred tax liability due principally to the recognition of statutory tax rate changes upon temporary differences and previously recognized net operating loss and investment tax credit benefits and, to a lesser extent, by the impact of prior purchase business combinations. The reduction resulted in an increase in consolidated net income for 1992 of $3,016, or $.47 per share, including $1,516, net, pertaining to AFC Until February 26, 1993, the Company and AFC filed separate consolidated federal and state income tax returns.

  The following reconciles the statutory federal income tax rate to the effective tax rate:

Years ended December 31,                                1993     1992     1991
Federal statutory rate . . . . . . . . . . . . . . . .  35.0%    34.0%    34.0%
State and local income taxes, net of federal income
 tax benefit . . . . . . . . . . . . . . . . . . . . .  49.9      3.5      3.0
Amortization of difference in tax and book basis
 of certain assets . . . . . . . . . . . . . . . . . .  63.0       .9       .9
FSC exempt sales . . . . . . . . . . . . . . . . . . . (51.3)     (.2)     (.1)
Meals and entertainment disallowance . . . . . . . . .   8.5       .2       .2
Other, net . . . . . . . . . . . . . . . . . . . . . .   6.0       .8       .6
Effective tax rate . . . . . . . . . . . . . . . . . . 111.1%    39.2%    38.6%

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

              (Dollars in thousands, except per share amounts)

5.  Income Taxes (continued)

  The components of net deferred tax assets and liabilities at December 31, 1993 and 1992 are as follows:

At December 31,                                                1993        1992
Deferred taxes:
 Short-term deferred tax assets:
  Restructuring reserves. . . . . . . . . . . . . . . .     $  2,511    $      -
  Vacation  . . . . . . . . . . . . . . . . . . . . . .          331         322
  Workers compensation  . . . . . . . . . . . . . . . .          623         729
  Other . . . . . . . . . . . . . . . . . . . . . . . .            -         611
                                                            $  3,465    $  1,662
 Noncurrent deferred tax assets:
  Postretirement and postemployment benefit accruals. .     $ 22,350    $      -
  Deferred compensation . . . . . . . . . . . . . . . .        1,362       1,226
  Net operating loss carryforwards  . . . . . . . . . .        2,693       5,471
  Minimum tax credit carryforwards  . . . . . . . . . .        6,014           -
  Net investment tax credit carryforwards . . . . . . .        1,520       2,194
                                                            $ 33,939    $  8,891
   Total  . . . . . . . . . . . . . . . . . . . . . . .     $ 37,404    $ 10,553
Noncurrent deferred tax liabilities:
  Depreciation  . . . . . . . . . . . . . . . . . . . .     $(36,145)   $(34,901)
  Merger step-up on fixed assets  . . . . . . . . . . .      (19,167)          -
  Pension . . . . . . . . . . . . . . . . . . . . . . .       (6,536)     (5,862)
  Interest capitalization, net  . . . . . . . . . . . .       (2,196)     (2,596)
  Purchase business combination/restructuring . . . . .       (1,574)     (3,298)
  Other . . . . . . . . . . . . . . . . . . . . . . . .       (2,561)     (1,827)
   Total  . . . . . . . . . . . . . . . . . . . . . . .     $(68,179)   $(48,484)
Net long-term deferred taxes  . . . . . . . . . . . . .     $(30,775)   $(37,931)

  The components of the provision for deferred income taxes for the year ended December 31, 1991 are as follows:


Year ended December 31,                                               1991

Reversals of tax over book depreciation . . . . . . . . . . . . . . $   986
Inventory valuation allowances. . . . . . . . . . . . . . . . . . .    (172)
Utilization of net operating losses and investment tax credits in different periods for federal tax return and financial
 reporting purposes. . . . . . . . . . . . . . . . . . . . . . . .   (2,249)
Capitalized inventory costs . . . . . . . . . . . . . . . . . . . .    (634)
Pension costs and other employee benefits . . . . . . . . . . . . .    (382)
Capitalized interest, net of amortization . . . . . . . . . . . . .     133
Basis difference in assets disposed or sold . . . . . . . . . . . .     431
Provision for doubtful accounts . . . . . . . . . . . . . . . . . .     122
Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     795
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  (970)


  The following summarizes net operating loss, investment tax and other credit carryforwards available for federal income tax purposes as of December 31, 1993:
                                                                Year of
                                                   Amount      expiration

Net regular tax operating loss carryforwards . . . $ 2,693      2000-2004
Investment tax and other credit carryforwards. . . $   812           2001
                                                       310           2002
                                                        94           2003
                                                       108           2004
                                                       145           2005
                                                        51           2007
Alternative minimum tax credit carryforward. . . . $ 6,014            N/A

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

              (Dollars in thousands, except per share amounts)

6.  Pension and Savings Plans

  The Company has several non-contributory defined benefit pension plans which cover substantially all employees. Pension benefits are generally based on either years of service and employee compensation during the last years of employment or years of service times a multiplier. The funding policy is to contribute annually amounts sufficient to meet the minimum requirements set forth in applicable employee benefit and tax laws and such additional amounts the Company may determine, from time to time, to be appropriate. The vested benefit obligation is determined based upon the expected date of retirement for participants. To the extent that these requirements are fully covered by assets on hand, a contribution, although not required, may be made in a particular year.
  During 1993, the Company recognized a pension curtailment gain of $939 which related to a plant consolidation in the tobacco business.
  Actuarially determined pension costs are accrued currently and include amounts for current service and prior service costs which are amortized on a straight-line basis over the participants remaining service period.
  Negative pension expense for 1993, 1992 and 1991 included the following components:

Years ended December 31,                            1993         1992       1991
Service cost . . . . . . . . . . . . . . . . . .  $(3,851)     $(3,051)    $(2,492)
Interest cost on projected benefit obligations .   (7,961)      (7,235)     (6,784)
Curtailment gain . . . . . . . . . . . . . . . .      939            -           -

Return on plan assets:
  Actual income. . . . . . . . . . . . . . . . .   17,957        3,884      29,955
  Deferred (loss) income . . . . . . . . . . . .   (6,351)       7,735     (20,979)

Amortization of:
  Initial unrecognized net asset . . . . . . . .    1,198        1,198       1,198
  Unrecognized prior service cost  . . . . . . .     (356)        (356)       (267)
  Unrecognized net (loss) gain . . . . . . . . .      (63)         308         (44)
                                                  $ 1,512      $ 2,483     $   587

Assumed rates of return on plan assets . . . . .     10.0%        10.0%       10.0%
Assumed discount rates (used to measure year-
 end projected benefit obligation) . . . . . . .      7.0%         8.0%        8.5%
Assumed long-term rates of compensation
 increases . . . . . . . . . . . . . . . . . . .   5%-7.1%      5%-7.1%     5%-7.1%

  At December 31, 1993, the plans' assets were primarily invested in equity and fixed income securities.
  The plans' funded status and amounts recognized in the Company's Consolidated Balance Sheets for 1993 and 1992 were as follows:

At December 31,                                      1993                     1992
                                               Over-       Under-        Over-      Under-
                                              funded       funded       funded      funded
                                               Plans        Plans        Plans       Plans
Actuarial present value of benefit
 obligation:
    Vested benefit obligation  . . . . . . .  $ 76,850     $ 19,782     $ 62,157    $ 14,775
    Non-vested benefit obligation  . . . . .     2,502          540        2,663         478
    Additional amounts related to
     projected pay increases . . . . . . . .    19,933        2,787       17,308       1,549
    Projected benefit obligation . . . . . .  $ 99,285     $ 23,109     $ 82,128    $ 16,802
Plan assets at fair value  . . . . . . . . .  $110,282     $ 20,523     $101,969    $ 15,923
Projected benefit obligation (over)
 under plan assets . . . . . . . . . . . . .  $ 10,997     $ (2,586)    $ 19,841    $   (879)
Unrecognized net (gain) loss . . . . . . . .     8,554        5,073         (993)      1,531
Unrecognized prior service cost  . . . . . .     1,525          926        1,736       1,074
Adjustment for additional liability  . . . .         -       (3,389)           -      (1,965)
Balance of unrecognized net
 (asset) obligation existing from date
 of initial application  . . . . . . . . . .    (6,256)        (112)      (7,945)        378
Prepaid (accrued) pension cost . . . . . . .  $ 14,820     $    (88)    $ 12,639    $    139

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

              (Dollars in thousands, except per share amounts)

6.  Pension and Savings Plans-(continued)
  The increase in the projected benefit obligation in 1993 compared to 1992, is primarily due to the 1993 change in the assumed discount rate. Effective January 1, 1993, revisions to certain actuarial assumptions relating to mortality, withdrawal, retirement and future salary increases were adopted by the Company.
  In addition to benefits provided under the Company's pension plans, the Company also provides pension benefits under a non-contributory supplemental executive retirement plan ("Supplemental Plan") and a non-contributory directors retirement plan ("Directors Plan"). The Supplemental Plan, which covers certain executives and other key employees, provides for benefits which supplement those provided by the Company's other pension plans. In connection with the Supplemental Plan, restricted cash in the amounts of $2,020 at December 31, 1993 and $1,271 at December 31, 1992 are included in other assets. Benefits under the Directors Plan are based upon years of non-employee service on the Board of Directors and the directors' remuneration during the last years of service on the Board of Directors.

  Net pension expense under these other pension plans included the following components:

Years ending December 31,               1993                       1992                        1991
                             Supplemental   Directors   Supplemental   Directors   Supplemental    Directors
                                 Plan         Plan          Plan         Plan         Plan           Plan

Service cost  . . . . . . . . .  $241         $ 74          $263         $ 85         $206           $278
Interest cost on projected
 benefit obligation . . . . . .   360           95           308           91          270             58
Amortization of:
  Unrecognized prior service
   cost . . . . . . . . . . . .   238          106           195          114          195            114
  Unrecognized net loss . . . .    44            -             -            5            -              -
                                 $883         $275          $766         $295         $671           $450
Assumed discount rates (used
 to measure year end projected
 benefit obligation)  . . . . .   5.3%         7.0%          5.3%         8.0%         6.0%           8.5%
Assumed long-term rates of
 compensation increases . . . .   6.1%         6.0%          6.1%         6.0%         6.1%           6.0%

  The amounts recognized in the Company's Consolidated Balance Sheets regarding these other pension plans are as follows:

At December 31,                            1993                         1992
                                Supplemental   Directors    Supplemental    Directors
                                    Plan         Plan           Plan          Plan
Actuarial present value of
 benefit obligation:
  Vested benefit obligation . . . $ 5,188     $ 1,284        $ 3,642       $   924
  Non-vested benefit
   obligation . . . . . . . . . .       5         148              -           265
  Additional amounts related
   to projected pay
   increases. . . . . . . . . . .   2,775           2          2,445            67
  Projected benefit
   obligation . . . . . . . . . . $ 7,968     $ 1,434        $ 6,087       $ 1,256
Plan assets at fair value . . . . $     -     $     -        $     -       $     -
Projected benefit obligation
 over plan assets . . . . . . . . $(7,968)    $(1,434)       $(6,087)      $(1,256)
Unrecognized net loss . . . . . .   2,080         291            848           137
Unrecognized prior service
 cost . . . . . . . . . . . . . .   3,805         226          3,324           419
Balance of unrecognized net
 obligation from date of
 initial application  . . . . . .       -           -              -             -
Adjustment for additional
 liability  . . . . . . . . . . .  (3,110)       (515)        (1,727)         (489)
Accrued pension cost  . . . . . . $(5,193)    $(1,432)       $(3,642)      $(1,189)

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

              (Dollars in thousands, except per share amounts)

6.  Pension and Savings Plans-(continued)

  During 1991, an intangible asset of $2,461 was recorded to account for the additional minimum liability of these other pension plans. This was a noncash transaction and accordingly, has been excluded from the Consolidated Statements of Cash Flows.
  In addition to benefits under the Company's pension plans, the Company sponsors a savings plan (the "Plan"), under Section 401(k) of the Internal Revenue Code, to provide its eligible employees with additional income upon retirement. The Plan requires specified contributions by the Company in either cash or the Company's Class A Common Stock. Specified cash contributions must be invested by the Plan's trustee in the Company's Class A Common Stock. Discretionary contributions, which must be invested in the Plan's diversified equity fund, are also permitted. Contribution expense under the Plan was $1,482, $1,383 and $1,284 in 1993, 1992 and 1991, respectively.

7.  Postretirement Benefits Other Than Pensions

  The Company provides certain health care benefits for retired employees and their beneficiaries. A significant number of the Company's employees may become eligible for these benefits if employed until normal retirement age provided they fulfill certain service requirements.
  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions"("SFAS 106"). Under the statement, postretirement benefits are required to be recognized over the employees' active years of service. The Company previously accounted for these costs on a cash basis. The adoption of the statement created a transition obligation for previously unrecognized prior years' costs. As permitted under SFAS 106, the Company elected to record the transition obligation on the immediate recognition basis. Accordingly, the Company recorded as a cumulative effect of an accounting change a charge of $47,370 ($26,566, net of tax), or $2.75 per share.
  Postretirement benefit expense for 1993 included the following components:

Year Ended December 31,                     1993
Service cost . . . . . . . . . . . .      $1,379
Interest cost. . . . . . . . . . . .       3,642
                                          $5,021


  The amount recognized in the Company's Consolidated Balance Sheet for postretirement benefits other than pensions is as follows:

At December 31,                                              1993
Actuarial present value of accumulated
  postretirement benefit obligation:
 Retirees . . . . . . . . . . . . . . . . . . . . . . . . . $24,493
 Fully eligible active participants . . . . . . . . . . . .  11,065
 Other active participants. . . . . . . . . . . . . . . . .  18,915
 Unrecognized loss. . . . . . . . . . . . . . . . . . . . .  (4,405)
                                                            $50,068


  The discount rate used to determine the accumulated postretirement benefit obligation was 7.25%. The assumed health care cost trend rate used to measure the accumulated postretirement benefit obligation was 13.0% initially, decreasing gradually to 5.5% in 2001 and thereafter. A one-percentage-point increase in the assumed health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993, by $8,596 and the aggregate of the service cost and interest cost by $944 for the year ended December 31, 1993.

8.  Postemployment Benefits Other Than To Retirees

  The Company provides certain postemployment benefits to former or inactive employees after employment but before retirement. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" which requires that these benefits be recorded on an accrual basis. The Company had previously recorded a portion of these costs on an accrual basis; however, the adoption of this statement created a transition obligation for previously unrecognized prior years' costs. As a result of the adoption of the statement, the Company recorded a charge of $1,130 ($634 net of tax), or $.07 per share, as a cumulative effect of an accounting change.

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

              (Dollars in thousands, except per share amounts)

9.  Capital Stock

  Class A and Class B Common Stock are identical in all respects except that voting power of the Class A Common Stock is limited to the election of 30% of the Board of Directors, to matters involving stock options and, under certain circumstances, to the acquisition of the stock or assets of another company. All other voting rights are vested in the Class B Common Stock (one vote per share) and the Company's 7% Cumulative Preferred Stock (45 votes per share).
  On February 10, 1993, the Company's stockholders approved proposals which, among other things, increased the total number of the Company's Class A Common Stock authorized by 6,250,000 shares and deleted the Cumulative Preferred Stock from the authorized capital stock of the Company. During 1992 there were zero shares of 7% Cumulative Preferred Stock outstanding, with a par and liquidating value of $100 per share.
  The Company's authorized stock includes 2,500,000 shares of Series Preferred Stock, without par value. No Series Preferred Stock has been issued.

  Changes in common stock, capital in excess of par value and treasury stock for 1991, 1992 and 1993 were as follows:

                                              Common Stock                         Capital
Treasury Stock                                                                     in excess
                                        Class A              Class B                of Par     Class A         Class B
                                   Shares     Amount      Shares     Amount         Value      Shares      Shares    Amount

Balance at December 31, 1990 .    5,090,640    $4,073    1,809,282    $1,447      $ 41,704     430,826     67,225    $7,415
Exercise of stock options  . .          500         -            -         -            6            -          -         -
Treasury shares contributed
 to employee savings plan. . .            -         -            -         -          222      (21,341)         -      (191)
Exchange of 7% cumulative
 preferred stock . . . . . . .          180         -            -         -            -            -          -         -
Balance at December 31, 1991 .    5,091,320     4,073    1,809,282     1,447       41,932      409,485     67,225     7,224
Exercise of stock options  . .       19,100        15            -         -          325            -          -         -
Purchase of treasury stock . .            -         -            -         -            -        5,876          -       127
Treasury shares contributed
 to employee savings plan. . .            -         -            -         -          286       (21,080)        -      (189)
Balance at December 31, 1992 .    5,110,420     4,088    1,809,282     1,447       42,543       394,281    67,225     7,162
Issuance of Common Stock . . .    3,738,483     2,991            -         -       81,031             -         -         -
Treasury shares contributed
 to employee savings plan. . .            -         -            -         -          262       (27,291)        -      (245)

Balance at December 31, 1993 .    8,848,903    $7,079    1,809,282    $1,447     $123,836       366,990    67,225    $6,917

10.  Stock Options

  The 1985 Stock Option Plan, as amended, provides that options for 600,000 shares of the Company's Class A Common Stock may be granted to officers and other key employees of the Company and its subsidiaries. During 1992, stockholders of the Company approved a plan amendment which increased available option shares by 250,000. Stock options granted under the plan may be either incentive stock options or non-qualified options. Options granted under the plan are at exercise prices not less than the fair market value per share at the date of grant and may be exercised at any time within ten years. Payment for options exercised can be made in cash or, if approved by the Stock Option Committee of the Board of Directors, in Class A Common Stock of the Company.
  During 1993, in accordance with the terms of the merger agreement (See Note 2), 129,350 outstanding AFC options were converted into stock options outstanding of the Company.

              AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

                (Dollars in thousands, except per share amounts)

10.  Stock Options-(continued)
  Plan activity for 1993, 1992 and 1991 was as follows:

                                            1993                        1992                          1991
                                          Optioned                    Optioned                      Optioned
                                  Shares      Price Range     Shares       Price Range      Shares          Price Range

Balance outstanding
 at January 1, . . . . .          230,898    $13.88-$22.88    204,098    $13.88-$23.24     231,700         $13.88-$23.24
Exercised  . . . . . . .                -                -    (19,100)   $13.88-$21.25        (500)               $13.88
Granted  . . . . . . . .          120,000           $16.25     57,000           $22.88           -                     -
AFC option conversion. .          129,350    $ 6.63-$20.63          -                -           -                     -
Cancelled  . . . . . . .                -                -          -                -      (2,800)        $13.88-$14.19
Cancelled (Expired Plan)                -                -          -                -        (500)               $16.69
Expired  . . . . . . . .           (1,300)   $20.94-$21.25    (11,100)   $13.88-$23.24     (23,802)        $13.88-$21.25
Balance outstanding
 at December 31, . . . .          478,948    $ 6.63-$22.88    230,898    $13.88-$22.88     204,098         $13.88-$23.24
Available for grant  . .          135,452                     254,152                       50,052

11.  Supplementary Information
  Research and development expenditures for the development of new products and for improvements of existing products were $3,890 in 1993, $3,147 in 1992 and $3,373 in 1991.
  Interest costs incurred during 1993, 1992 and 1991 were $14,708, $13,234 and $15,110, respectively. Interest capitalized in those years was $748, $536 and $257, respectively.
  During 1993, operating results were adversely affected by restructuring charges of $12,323. The charges principally reflect the cost of consolidation and modernization programs in the Company's business units, divestiture of non-performing assets and organizational changes.
  During 1992, a restructuring charge of $3,593 was incurred for a plant consolidation in the Company's tobacco business.
  During 1991, a nonrecurring charge of $4,162 was incurred by the Company for legal fees and related expenses regarding the settlement of certain shareholder litigation.

12.  Commitments and Contingencies
  At December 31, 1993, the Company and its subsidiaries were committed under long-term operating leases expiring through 2005.
Minimum annual rental commitments were as follows:

                                  Transportation
Year ending December 31,             Equipment      Other      Total
1994 . . . . . . . . . . . . .      $10,086          $946    $11,032
1995 . . . . . . . . . . . . .        9,022           893      9,915
1996 . . . . . . . . . . . . .        7,189           621      7,810
1997 . . . . . . . . . . . . .        4,752           164      4,916
1998 . . . . . . . . . . . . .        3,630             -      3,630
1999 and thereafter  . . . . .       41,035             -     41,035


  Rent expense was $13,992, $12,657 and $11,917 in 1993, 1992 and
1991, respectively.
  The Company is committed to sell some of its products under short-term (two to three months) and long-term (up to one year) contracts. At December 31, 1993, long-term commitments approximated $69,717.
  Sales to the Coca-Cola Company accounted for 12% and 11% of net sales in 1993 and 1992, respectively.
  Until December 31, 1996, the Company has a guaranteed handling and storage agreement with an outside party. Total expenses under this agreement were $2,231 in 1993, $2,281 in 1992 and $2,133 in 1991.
  The Company is a defendant in a lawsuit for which no estimate of the amount of final judgment, if any, against the Company can be made. In the event that this lawsuit results in a final judgment against the Company, management believes that such judgment could have a material adverse effect on the results of operations in a future period but would not have a material adverse effect on the Company's financial condition.
  The Company is primarily liable for certain leases for a discontinued operation which, by their terms, call for lease payments which aggregate a maximum amount of approximately $6,100.

            AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

              (Dollars in thousands, except per share amounts)


13.  Industry Segments

  Information about the Company's continuing operations in different industries is as follows:

                                            Corn      Tobacco
                                          Business    Business     Consolidated
Fiscal year 1993:
Net sales  . . . . . . . . . . . . . . .  $380,315     $158,219       $538,534
Operating profit . . . . . . . . . . . .  $ 19,958     $ 13,846       $ 33,804
Corporate expenses . . . . . . . . . . .                               (18,255)
Interest expense . . . . . . . . . . . .                               (13,960)
Interest income  . . . . . . . . . . . .                                   809
Other expense, net . . . . . . . . . . .                                (1,362)
Income from continuing operations before
 income taxes, minority interest,
 extraordinary losses and cumulative
 effect of accounting changes. . . . . .                              $  1,036
Identifiable assets  . . . . . . . . . .  $324,146     $ 95,129       $419,275
Corporate assets . . . . . . . . . . . .                                72,783
Total assets . . . . . . . . . . . . . .                              $492,058
Depreciation and amortization  . . . . .  $ 27,603     $  4,480       $ 32,083
Capital expenditures . . . . . . . . . .  $ 39,125     $  4,508       $ 43,633

Fiscal year 1992:

Net sales  . . . . . . . . . . . . . . .  $391,513     $150,659       $542,172
Operating profit . . . . . . . . . . . .  $ 37,995     $ 14,818       $ 52,813
Corporate expenses . . . . . . . . . . .                                (8,484)
Interest expense . . . . . . . . . . . .                               (12,698)
Interest income  . . . . . . . . . . . .                                 2,288
Other expense, net . . . . . . . . . . .                                (1,027)
Income from continuing operations before
 income taxes, minority interest,
 extraordinary losses and cumulative
 effect of accounting changes. . . . . .                              $ 32,892
Identifiable assets  . . . . . . . . . .  $263,037     $ 97,640       $360,677
Corporate assets . . . . . . . . . . . .                               123,326
Total assets . . . . . . . . . . . . . .                              $484,003
Depreciation and amortization  . . . . .  $ 21,855     $  4,579       $ 26,434
Capital expenditures . . . . . . . . . .  $ 28,072     $  4,194       $ 32,266

Fiscal year 1991:

Net sales  . . . . . . . . . . . . . . .  $387,622     $145,943       $533,565
Operating profit . . . . . . . . . . . .  $ 47,538     $ 18,927       $ 66,465
Corporate expenses . . . . . . . . . . .                                (9,482)
Interest expense . . . . . . . . . . . .                               (14,853)
Interest income  . . . . . . . . . . . .                                 2,685
Other expense, net . . . . . . . . . . .                                (1,058)
Nonrecurring charge  . . . . . . . . . .                                (4,162)
Income from continuing operations before
 income taxes, minority interest,
 extraordinary losses and cumulative
 effect of accounting changes. . . . . .                              $ 39,595
Identifiable assets  . . . . . . . . . .  $263,004     $116,642       $379,646
Corporate assets . . . . . . . . . . . .                                79,993
Total assets . . . . . . . . . . . . . .                              $459,639
Depreciation and amortization  . . . . .  $ 21,551     $  4,792       $ 26,343
Capital expenditures . . . . . . . . . .  $ 15,945     $  3,483       $ 19,428

          AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
            (Dollars in thousands, except per share amounts)

13.  Industry Segments-(continued)

  The Corn Business segment involves the production and sale of a number of corn-derived products, including corn sweeteners, corn starches and by-products to companies in various industries.
  The Tobacco Business segment involves principally the manufacture and sale of cigars, dry snuff, chewing tobacco and moist snuff products.
  Identifiable assets are those assets used in operations in each segment. Corporate assets are principally cash, short-term investments, prepaid pension costs and certain other noncurrent assets.

14.  Quarterly Results of Operations-(Unaudited)

  Quarterly results of operations for the years ended December 31, 1993 and 1992 were as follows:

Three Months Ended             March 31     June 30   September 30  December 31

Fiscal year 1993:

Net sales  . . . . . . . .     $115,006     $135,847     $151,825   $135,856
Gross profit . . . . . . .     $ 22,838     $ 30,625     $ 36,041   $ 31,815
Income (loss) before
 extraordinary losses and
 cumulative effect of
 accounting changes . . . .    $ (4,966)(1) $ (3,621)(1) $  5,428   $  3,373
Extraordinary losses from
 early extinguishment
 of debt . . . . . . . .         (2,862)           -           -      (1,320)
Cumulative effect of
 accounting changes. . .        (27,200)           -            -          -
Net income (loss). . . .       $(35,028)    $ (3,621)    $  5,428   $  2,053
Earnings (loss) per share:
Income (loss) before extra-
 ordinary losses and
 cumulative effect of
 accounting changes. . .       $   (.63)    $   (.35)    $    .53   $    .33
Extraordinary losses from
 early extinguishment
 of debt. . . . . . . . .          (.36)           -           -        (.13)
Cumulative effect of
 accounting changes . . .         (3.45)           -           -           -
Net income (loss) . . . . . .  $  (4.44)    $   (.35)    $    .53   $    .20

Fiscal year 1992:

Net sales . . . . . . . . . .  $125,126     $147,086     $145,995   $123,965
Gross profit. . . . . . . . .  $ 29,939     $ 37,960     $ 38,151   $ 25,966
Income (loss) before cumulative
 effect of change in accounting
 for income taxes  . . . . .   $    113(2)  $  5,539(2)  $  5,220   $   (877)(2)
Cumulative effect of change
 in accounting for
 income taxes . . . . . . . .     3,016           -            -           -
Net income (loss) . . . . . .  $  3,129     $  5,539     $  5,220   $   (877)

Earnings (loss) per share:
 Income (loss) before cumula-
  tive effect of change
  in accounting for income
  taxes . . . . . . . . . .    $    .02     $    .86     $    .81   $   (.14)
 Cumulative effect of change
  in accounting for income
  taxes  . . . . . . . . .          .47            -            -          -
 Net income (loss) . . . .     $    .49     $    .86     $    .81   $   (.14)

(1) Includes restructuring charges of $7,720 (net of tax), or $.82 per share, related to cost of consolidation and modernization programs in the Company's business units, divestiture of non-performing assets and organizational changes.

(2) Includes a restructuring charge of $2,074 (net of tax), or $.32 per share, related to a plant consolidation in the Company's tobacco business.