Form 10-K405, Exhibit 13
period 1994-12-31
AMERICAN MAIZE PRODUCTS CO
filed 1995-03-08
CIK 5405

Exhibit 13


              AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
                     1994 Annual Report to Security Holders

Index to Items Incorporated by Reference to the Company's 1994 Annual Report to Security Holders

                                                                                 Reference(Page)
                                                                                -----------------
                                                                                        Annual Report
                                                                                         to Security
                                                                             Exhibit 13    Holders
                                                                             ----------  ------------
ITEM 5 -          Market for Company's Common Equity and Related Stockholder
                  Matters:

                  (a)      Market Information.                                  13-1         37
                  (b)      Holders.                                             13-1         37
                  (c)      Dividends.
                            (i)                                                 13-2         19
                            (ii)                                               13-13         25

ITEM 6  -         Selected Financial Data                                       13-2         19

ITEM 7  -         Management's Discussion and Analysis of
                  Financial Condition and Results of
                  Operations                                                    13-3         15
                                                                               through     through
                                                                                13-6         18
ITEM 8  -         Financial Statements and Supplementary
                  Data:
                  Report of Independent Accounts                                13-7         37
                  Consolidated balance sheets for the
                   years ended December 31, 1994 and 1993                       13-8         20
                  Consolidated statements of operations and
                   retained earnings for the years ended
                   December 31, 1994, 1993 and 1992                             13-9         21
                  Consolidated statements of cash flows for
                   the years ended December 31, 1994, 1993
                   and 1992                                                    13-10         22
                  Notes to consolidated financial statements                   13-11         23
                                                                               through     through
                                                                               13-24         36

Item 5    Market for Company's Common Equity and Related Stockholder Matters


The common stock of American Maize-Products Company is traded on the American Stock Exchange. The quarterly range of prices and dividends per share during the last two years was as follows:

                                             Market Price Per Share
                                         Class A                Class B             Dividends
                                    High        Low         High        Low         per Share
1994
First Quarter                   $  22 3/8   $  15 7/8   $  21 7/8   $  15 1/2        $  .16
Second Quarter                     20 3/4      18 1/8      21          17 7/8           .16
Third Quarter                      23 1/2      19 5/8      23 1/4      20 1/8           .16
Fourth Quarter                     26          21 5/8      25 3/8      21 7/8           .17
                                                                                     ------
         Total                                                                       $  .65
                                                                                     ------

1993
First Quarter                   $  23 1/2   $  21 5/8   $  24 3/8   $  22 3/4        $  .16
Second Quarter                     22 5/8      16 5/8      22 3/4      18               .16
Third Quarter                      19          14 3/8      18 1/2      15 7/8           .16
Fourth Quarter                     16 7/8      15 1/4      16 3/4      14 7/8           .16
                                                                                      -----
         Total                                                                        $ .64
                                                                                      =====

The approximate number of security holders of record at December 31, 1994 was 1,056 for Class
A Common Stock and 405 for Class B Common Stock.

Item 6   Selected Financial Data

American Maize-Products Company and its Subsidiaries

Five-Year Summary of Selected Financial Data
(Dollars in thousands, except per share amounts)

For the years ended December 31,                            1994           1993          1992          1991         1990
- -----------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Net sales                                              $   603,988     $   538,534    $  542,172    $  533,565     $  501,498
                                                       ----------------------------------------------------------------------
Operating profit                                       $    56,188     $    15,549    $   44,329    $   56,983     $   60,126
                                                       ----------------------------------------------------------------------
Income from continuing operations before income
  taxes, minority interest, extraordinary losses and
  cumulative effect of accounting changes              $    44,453     $     1,036    $   32,892    $   39,595     $   48,739
Income taxes                                               (17,508)         (1,151)      (12,901)      (15,294)       (18,922)
                                                       ----------------------------------------------------------------------
Income (loss) from continuing operations before
  minority interest, extraordinary losses and
  cumulative effect of accounting changes                   26,945            (115)       19,991        24,301         29,817
Minority interest in loss (earnings) of subsidiary               -             329        (9,996)      (11,496)       (13,657)
                                                       ----------------------------------------------------------------------
Income from continuing operations                           26,945             214         9,995        12,805         16,160
Loss on disposal of discontinued operation, net of tax           -               -             -        (1,518)        (2,640)
                                                       ----------------------------------------------------------------------
Income before extraordinary losses and
  cumulative effect of accounting changes                   26,945             214         9,995        11,287         13,520
Extraordinary losses from early extinguishment of debt           -          (4,182)            -             -              -
Cumulative effect of accounting changes (1)                      -         (27,200)        3,016             -              -
                                                       ----------------------------------------------------------------------
Net income (loss)                                      $    26,945     $   (31,168)   $   13,011    $   11,287     $   13,520
                                                       ----------------------------------------------------------------------
Cash dividends                                         $     6,660     $     5,935    $    4,124    $    4,107     $    4,252
Depreciation and amortization                               32,577          32,083        26,434        26,343         24,177
Capital expenditures                                        63,721          43,633        32,266        19,428         32,431

Financial Position
Cash and cash equivalents                              $     9,957     $     2,862    $   69,180    $   45,883     $   30,966
Working capital                                            100,198         105,246       156,306       140,603         63,743
Current ratio                                               2.64:1          3.17:1        4.04:1        3.93:1         1.65:1
Total assets                                               551,972         489,058       484,003       459,639        433,222
Long-term debt, less current installments                  164,749         139,294       136,227       127,542         70,530
Stockholders' equity                                       236,683         215,666       168,240       158,665        151,066

Per Common Share
Primary earnings (loss) per share (2):
Continuing operations                                  $      2.63     $       .02    $     1.55    $     2.00     $     2.44
Discontinued operation                                           -               -             -          (.24)          (.40)
Extraordinary losses from early extinguishment of debt           -            (.43)            -             -              -
Cumulative effect of accounting changes (1)                      -           (2.82)          .47             -              -
                                                       ----------------------------------------------------------------------
Net income (loss)                                      $      2.63     $     (3.23)   $     2.02    $     1.76     $     2.04
                                                       ----------------------------------------------------------------------
Cash dividends                                         $       .65     $       .64    $      .64    $      .64     $      .64
Stockholders' equity (3)                               $     23.05     $     21.09    $    26.05    $    24.70     $    23.60

General
Common shares outstanding (4)                           10,266,562      10,223,970     6,458,196     6,423,892      6,401,871
Number of employees (4)                                      1,833           1,986         2,154         2,009          2,158
Return on average common stockholders' equity                 11.9%              -           8.0%          7.3%           9.1%

(1) Reflects adoption of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 112, "Employers' Accounting for Postemployment Benefits" in 1993 and No. 109, "Accounting for Income Taxes" in 1992.
(2) Based on weighted average number of shares outstanding during the year.
(3) Based on shares outstanding at the end of the year.
(4) As of the end of the year.

Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations



Financial Review

Overview

Net income for the year 1994 was $26,945,000, or $2.63 per share, compared to a net loss of $31,168,000, or $3.23 per share, in 1993. The net loss in 1993 was after extraordinary losses of $4,182,000 (net of tax), or $.43 per share, related to the early extinguishment of debt and $27,200,000 (net of tax), or $2.82 per share, related to the cumulative effect of accounting changes for retiree health and life and other postemployment benefits.

The results for 1994 included a restructuring charge of $3,294,000 (net of tax), or $.32 per share, related to a plant consolidation and restructuring of the Company's tobacco businesses. In addition, a charge of $2,600,000 (net of tax), or $.25 per share, related to the establishment of a reserve for ongoing patent infringement litigation, was included in the 1994 results. The 1993 results also included restructuring charges of $7,720,000 (net of tax), or $.80 per share, reflecting costs associated with consolidation and modernization programs in the Company's business units, divestiture of nonperforming assets and organizational changes. Additional information regarding the restructuring charges is included in Note 12 of Notes to Consolidated Financial Statements.

Comparing 1994 results to 1993 results on an operating basis, before restructuring charges, extraordinary losses, cumulative effect of accounting changes and the patent infringement reserve, net income in 1994 was $32,839,000, or $3.20 per share, compared to $7,934,000, or $.82 per share, in 1993. The principal reasons for the significant improvement in operating profitability were higher selling prices and margins for corn sweeteners and higher levels of profitability in the tobacco business. The improvement in the tobacco business results was due to higher selling prices and unit volumes for cigars and moist snuff products, as well as cost savings associated with the business consolidation completed during the second quarter of 1994.

Operating  Results

CORN BUSINESS

Net sales increased to $440,703,000 in 1994 from $380,315,000 in 1993. Net sales in 1992 were $391,513,000. Operating profits increased to $43,669,000 in 1994 compared to $16,958,000 in 1993 and $37,995,000 in 1992. The significant increase in sales and profitability between 1993 and 1994 was primarily due to higher selling prices and profit margins for corn sweeteners. Year to year profitability comparisons were also affected by changes in LIFO inventory valuations. The impact of lower year-end corn prices in 1994 on LIFO inventory valuations resulted in a decrease in cost of sales of $2,821,000. Significantly higher year-end corn prices at the end of 1993 resulted in an increase of $3,649,000 in cost of sales during 1993 related to LIFO inventory valuations. In addition, cost of sales in 1994 included approximately $4,000,000 in charges related to the expansion and modernization of the Hammond plant. The $21,037,000 decline in operating profit between 1992 and 1993 was due in part to higher cost of sales as a result of a $4,245,000 increase in the LIFO inventory charge, $3,925,000 in additional depreciation and amortization related to the merger with American Fructose Corporation and $2,678,000 of additional retiree health care expense due to the accounting change for postretirement benefits. The remainder of the decline was due to lower selling prices for corn sweeteners and higher energy costs.

TOBACCO  BUSINESS

Net  sales  increased  to  $163,285,000  in 1994 from  $158,219,000  in 1993 and
$150,659,000 in 1992. Operating profits increased to $23,986,000 in 1994 from $13,846,000 in 1993 and $14,818,000 in 1992. Operating results in 1994, 1993 and
1992 include  restructuring  charges of $5,400,000,  $5,200,000 and  $3,593,000, respectively. The charge in 1994 represents the costs associated with the consolidation of the Company's smokeless tobacco and cigar businesses which were merged in the first half of 1994. The 1994 charge also related to the consolidation of the Company's two cigar plants which will be completed during the first quarter of 1995. The restructuring charges taken in 1993 and 1992 relate to costs associated with the consolidation of the Company's two smokeless tobacco plants which was completed during the first quarter of 1993. Additional information regarding the restructuring charges is included in Note 12 of Notes to Consolidated Financial Statements.

Prior to restructuring charges, operating profits increased from $18,411,000 in 1992 to $19,046,000 in 1993 and to $29,386,000 in 1994. The higher sales and operating profits in 1994 were principally due to higher selling prices and sales volumes for cigars and moist snuff products as well as lower selling, general and administrative expenses. The cost savings achieved from the merger of the cigar and smokeless tobacco businesses, completed during the second quarter of 1994, was the principal reason for the decrease in selling, general and administrative expenses.

The increase in operating profits, before restructuring charges, from $18,411,000 in 1992 to $19,046,000 in 1993 was principally due to increased sales volumes and prices for little cigars and moist snuff. These increases more than offset sales volume declines in other tobacco product categories and higher levels of selling, general and administrative expenses. The increase in selling, general and administrative expenses was due in part to a $1,062,000 increase in expense related to retiree health care costs.


Other Income and Expense

INTEREST EXPENSE

Interest expense was $10,639,000 in 1994 compared to $13,960,000 in 1993 and $12,698,000 in 1992. The lower level of interest expense in 1994 was due to lower average rates and debt levels as well as an increase in the amount of capitalized interest. The increase in interest expense in 1993 compared to 1992 was due to both higher average rates and debt levels.

INTEREST INCOME

The decrease in interest income from $2,288,000 in 1992 to $809,000 in 1993 and $369,000 in 1994 was principally due to declining levels of investments and also to lower available rates.

Income Taxes

As of December 31, 1992 the Company had available, for federal income tax purposes, regular tax operating loss carryforwards of $16,432,000 and investment tax credit carryforwards of $2,841,000. During 1993, regular tax operating loss carryforwards of $13,739,000 and $1,321,000 of investment tax credit carryforwards were utilized, leaving carryforward balances of $2,693,000 and $1,520,000, respectively, at December 31, 1993. The remaining carryforward balances at December 31, 1993 were utilized during 1994.

Benefit Plans

Pension and Savings Plans

The Company has defined benefit pension plans which cover substantially all employees. As of December 31, 1994, plan assets exceeded the projected benefit obligations by $15,902,000. Operating results for the years 1994, 1993 and 1992 include negative expense, or noncash income, associated with these overfunded plans of $371,000, $1,512,000 and $2,483,000, respectively.

In addition to the qualified defined benefit plans, the Company also provides benefits under a supplemental retirement plan and a directors retirement plan. Both of these plans are currently unfunded. Operating results for 1994, 1993 and 1992 include charges of $1,864,000, $1,158,000 and $1,061,000, respectively, associated with these plans.

The Company also sponsors a 401(k) savings plan to provide employees with additional income upon retirement. Related expense was $1,495,000 in 1994, $1,482,000 in 1993 and $1,383,000 in 1992.

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The accounting standard requires employers to recognize in their financial statements, during their employees' active service, the obligation to provide health care benefits for retirees and their eligible dependents. Previously, employers generally accounted for these benefits as paid. The Company also adopted, effective January 1, 1993, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits". This standard requires that the estimated cost of benefits to former employees after employment but before retirement be recorded on an accrual basis.

A one time noncash charge of $48,500,000 ($27,200,000 net of tax, or $2.82 per share) was recorded to recognize the cumulative effect of these accounting changes through January 1, 1993. Under the newly adopted standards, 1993 operating results were charged $5,721,000 compared to approximately $1,300,000 charged in 1992 under the previous accounting method. The charge under the standards in 1994 was $4,934,000.

Liquidity and Capital Resources

CAPITAL STRUCTURE

Net debt (current and long-term debt less cash and restricted cash) at December 31, 1994 was $129,411,000 compared to $142,317,000 at December 31, 1993.
Restricted cash of $26,325,000 as of December 31, 1994 represents the unused proceeds of debt incurred for the purpose of financing a portion of the Hammond modernization and expansion project currently underway. These funds are available to finance the construction and installation of certain sewage and solid waste disposal facilities at Hammond during 1995 and early 1996. Stockholders' equity at December 31, 1994 was $236,683,000 compared to $215,666,000 at year-end 1993. The ratio of net debt to equity at December 31, 1994 was .55 to 1 compared to .66 to 1 at December 31, 1993.

CASH FLOW

Consolidated   operating  cash  flow  increased  from  $21,299,000  in  1993  to
$82,856,000 in 1994. The principal reason for the $61,557,000 increase was significantly higher operating profits in both the corn and tobacco businesses.

CAPITAL SPENDING

Consolidated capital spending was $63,721,000 in 1994 compared to $43,633,000 in 1993. Of the total spending in 1994, approximately $45,700,000 was attributable to the expansion and modernization of the Hammond, Indiana corn plant.

Capital spending in 1995 is expected to approximate $112,000,000, most of which will be related to the Hammond plant expansion and modernization. The 1995 capital program will be financed by available cash resources, cash flow from operations and available credit facilities, as needed.

CREDIT RESOURCES

Currently, the Company has available $125,000,000 under a revolving credit facility which expires on December 31, 1998, and open lines of credit with banks aggregating $10,000,000. At December 31, 1994 there were no borrowings outstanding under these facilities.

INFLATION

The impact of general inflation on both the Company's financial position and results of operations has been minimal and is not expected to adversely affect 1995 results.

Item 8   Financial Statements and Supplementary Data


Report of Independent Accountants

To the Board of Directors and Stockholders,
American Maize-Products Company:

We have audited the accompanying consolidated balance sheets of American Maize-Products Company and its Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations and retained earnings and consolidated statements of cash flows for each of the years in the three year period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Maize-Products Company and its Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

   As discussed in Notes 7 and 8 to the consolidated financial statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions, and postemployment benefits.

   As discussed in Note 14 to the consolidated financial statements, the accompanying financial statements include an accrual related to a patent infringement claim. The Company's ultimate liability for this action is not presently determinable. In addition, the Company is a defendant in an environmental civil action, the ultimate financial effect of which is not presently determinable, and, accordingly, no amounts have been recorded in the accompanying financial statements.

                                                        COOPERS & LYBRAND L.L.P.


One Canterbury Green
Stamford, Connecticut
February 28, 1995.

Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)


At December 31,                                        1994             1993
- --------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                       $      9,957        $    2,862
Accounts receivable, trade, less allowance
  for doubtful accounts of $3,834 in 1994
   and $3,609 in 1993                                 52,549            53,529
Inventories                                           86,855            86,133

Other current assets                                  11,901            11,117
                                                    ---------          ---------
  Total current assets                               161,262           153,641
                                                    ---------          ---------
Restricted cash                                       26,325                 -
Property, plant and equipment:
Land                                                   5,544             3,004
Buildings and improvements                            74,897            72,757
Machinery and equipment                              381,511           378,382
Construction in progress                              52,692            10,874
                                                    ---------          ---------
                                                     514,644           465,017
Less, Accumulated depreciation                       202,821           180,593
                                                    ---------          ---------
                                                     311,823           284,424
Excess of cost over net assets of acquired
  companies, less accumulated amortization
   of $4,245 in 1994 and $3,504 in 1993              22,543             23,284
Prepaid pension costs                                16,600             14,732
Other assets                                         13,419             12,977
                                                    ---------          ---------
                                                $   551,972         $  489,058
                                                    ---------          ---------
Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt                                 $         -         $    5,000
Long-term debt, current installments                    944                885
Accounts payable, trade                              29,268             16,278
Accrued payroll and employee benefits                13,035             12,709
Accrued income taxes                                  1,259              4,837
Accrued interest                                      3,405              3,304
Other accrued expenses                               13,153              5,382
                                                    ---------          ---------
  Total current liabilities                          61,064             48,395
Long-term debt, less current installments           164,749            139,294
Deferred income taxes                                31,663             30,775
Accrued postretirement and postemployment
  benefits                                           52,562             50,027
Other liabilities                                     5,251              4,901
                                                    ---------          ---------
                                                    315,289            273,392
                                                    ---------          ---------
Stockholders' equity:
Capital stock:
 Common, Class A, $.80 par value; authorized
  15,000,000 shares; issued 8,872,653 shares in
  1994 and 8,848,903 shares in 1993;                  7,098              7,079
 Common, Class B, $.80 par value; authorized
  2,500,000 shares; issued 1,809,282 shares in
  1994 and 1993                                       1,447              1,447
Capital in excess of par value of common stock      124,380            123,836
Retained earnings                                   110,506             90,221
                                                    ---------          ---------
                                                    243,431            222,583
Less, Common stock in treasury, at cost:
Class A, 348,148 shares in 1994 and 366,990
  shares in 1993;
Class B, 67,225 shares in 1994 and 1993               6,748              6,917
                                                    ---------          ---------
Total stockholders' equity                          236,683            215,666
                                                    ---------          ---------
                                                $   551,972         $  489,058
                                                    ---------          ---------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Operations and Retained Earnings
(Dollars in thousands, except per share amounts)

For the years ended December 31,                    1994                 1993                1992
- -----------------------------------------------------------------------------------------------------
Net sales                                      $   603,988          $  538,534           $  542,172
Cost of sales                                      449,746             417,215              410,156
                                               ------------------------------------------------------
  Gross profit                                     154,242             121,319              132,016
Selling, administrative & general expenses          88,654              93,447               84,094
Restructuring charges                                5,400              12,323                3,593
Provision for patent litigation                      4,000                   -                    -
                                               ------------------------------------------------------
  Operating profit                                  56,188              15,549               44,329
                                               ------------------------------------------------------
Other income (expenses):
Interest expense                                   (10,639)            (13,960)             (12,698)
Interest income                                        369                 809                2,288
Other, net                                          (1,465)             (1,362)              (1,027)
                                               ------------------------------------------------------
                                                   (11,735)            (14,513)             (11,437)
                                               ------------------------------------------------------

Income before income taxes, minority interest,
  extraordinary losses and cumulative effect of
  accounting changes                                44,453               1,036               32,892
                                               ------------------------------------------------------
Income tax benefit (provision):
Current:
  Federal                                          (12,640)             (4,031)             (12,342)
  State and local                                   (3,980)             (1,290)              (2,236)
Deferred                                              (888)              4,170                1,677
                                               ------------------------------------------------------
                                                   (17,508)             (1,151)             (12,901)
                                               ------------------------------------------------------
Income (loss) before minority interest,
  extraordinary losses and cumulative
  effect of accounting changes                      26,945                (115)              19,991
Minority interest in loss (earnings)
  of subsidiary                                          -                 329               (9,996)
                                               ------------------------------------------------------
Income before extraordinary losses and
  cumulative effect of accounting changes           26,945                 214                9,995
Extraordinary losses from early extinguishment
  of debt                                                -              (4,182)                   -
Cumulative effect of change in accounting for
  postretirement benefits other than pensions
  and other postemployment benefits                      -             (27,200)                   -
Cumulative effect of change in accounting for
  income taxes                                           -                   -                3,016
                                               ------------------------------------------------------
Net income (loss)                                   26,945             (31,168)              13,011
Retained earnings, beginning of year                90,221             127,324              118,437
Less: Cash dividends paid ($.65 per share in
  1994 and $.64 per share in 1993 and 1992)          6,660               5,935                4,124
                                               ------------------------------------------------------

Retained earnings, end of year                 $   110,506          $   90,221          $   127,324
                                               ------------------------------------------------------
Earnings (loss) per share of common stock:
Income before extraordinary losses and
  cumulative effect of accounting changes      $      2.63          $      .02          $      1.55
Extraordinary losses from early extinguishment
  of debt                                                -                (.43)                   -
Cumulative effect of change in accounting for
  postretirement benefits other than pensions
  and other postemployment benefits                      -               (2.82)                   -
Cumulative effect of change in accounting for
  income taxes                                           -                   -                  .47
                                               ------------------------------------------------------
Net income (loss)                              $      2.63          $    (3.23)          $     2.02
                                               ------------------------------------------------------
Weighted average number of common shares
  outstanding                                   10,245,112           9,634,622            6,442,065
                                               ------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows
(Dollars in thousands)

For the years ended December 31,                                1994             1993            1992
- ---------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income (loss)                                         $    26,945         $  (31,168)     $  13,011
Adjustments to  reconcile  net income (loss) to
  net cash  provided by operating activities:
Depreciation and amortization                                  32,577             32,083         26,434
Amortization of original issue discount on
  subordinated debentures                                           -                229            459
Deferred income taxes                                             888             (4,170)        (1,677)
Extraordinary losses from early extinguishment of debt              -              4,182              -
Cumulative effect of accounting changes                             -             27,200         (3,016)
Restructuring charges                                           5,400             12,323          3,593
Provision for patent litigation                                 4,000                  -              -
Minority interest in (loss) earnings of subsidiary,
  net of dividends                                                  -               (941)         7,546
Loss on disposal of property, plant and equipment               2,320              1,506          3,081
Changes in assets and liabilities:
Accounts receivable, trade, net                                   980             (7,727)         1,783
Inventories                                                      (722)            (4,666)           464
Other current assets                                             (784)               159          1,960
Prepaid pension cost                                           (1,868)            (1,954)        (2,879)
Accounts payable and accrued expenses                           7,805             (2,517)        (3,094)
Cash flows of discontinued operation                                -                  -         (1,182)
Other, net                                                      5,315             (3,240)         1,029
                                                           ---------------------------------------------
Net cash provided by operating activities                      82,856             21,299         47,512
                                                           ---------------------------------------------

Cash flows from investing activities:
Additions to property, plant and equipment                    (63,721)           (43,633)        (32,266)
Purchase of minority interest in subsidiary                         -            (32,992)              -
Proceeds from disposal of property, plant and equipment           431                  -           1,188
                                                           ---------------------------------------------
Net cash used in investing activities                         (63,290)           (76,625)        (31,078)
                                                           ---------------------------------------------

Cash flows from financing activities:
Cash dividends paid                                            (6,660)            (5,935)         (4,124)
Change in short-term debt                                      (5,000)            (4,200)           (800)
Borrowings on long-term debt                                   73,000            145,835          54,000
Payments of long-term debt                                    (47,486)          (146,692)        (42,086)
Increase in restricted cash                                   (26,325)                 -               -
Treasury stock acquired                                             -                  -            (127)
                                                           ---------------------------------------------
Net cash provided by (used in) financing activities           (12,471)           (10,992)          6,863
                                                           ---------------------------------------------
Net increase (decrease) in cash and cash equivalents            7,095            (66,318)         23,297
Cash and cash equivalents, beginning of year                    2,862             69,180          45,883
                                                           ---------------------------------------------
Cash and cash equivalents, end of year                    $     9,957         $    2,862      $   69,180
                                                           ---------------------------------------------

Supplemental Cash Flow Information
Cash paid during the year for:
Interest (net of amount capitalized)                      $     9,105         $   10,268      $   13,095
Income taxes (net of refunds)                             $    13,856         $    4,391      $   15,691

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)


1.  Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements of American Maize-Products Company include the accounts of its wholly owned subsidiaries and American Fructose Corporation ("AFC"), over which the Company had effective voting control prior to February 26, 1993, collectively referred herein as the "Company." On February 26, 1993, AFC was merged with and into the Company (see
Note  2).

By-Product Revenues: Certain by-products are produced from the Company's corn processing operations. Revenues from by-products are included in net sales and aggregated $73,482, $71,903, and $78,454, in 1994, 1993 and 1992, respectively.

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

         The Company sells its principal products to a large number of customers in many different industries and geographies. As of December 31, 1994 and 1993, approximately 15% (with 17 customers) and 10% (with 11 customers), respectively, of recorded trade receivables were concentrated in the soft drink industry. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial conditions but does not generally require collateral.

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

Futures Contracts: The Company periodically enters into corn futures contracts to hedge against sales commitments of corn-derived products. The Company utilizes the corn futures market to minimize the inherent risk potential resulting from significant fluctuations in the cost of corn. The Company does not enter into corn futures contracts for trading or speculative purposes. In accordance with its hedging policy, the Company only enters into corn futures contracts to cover the corn requirements to manufacture products covered by fixed price, fixed quantity contracts with customers and near term production commitments. Futures contract quantities are matched with approximate requirements under customer contracts by using the futures contract dates closest to expected shipment dates to customers. The corn futures contracts outstanding at December 31, 1994 and December 31, 1993 expire at various dates and various prices through December, 1995. At December 31, 1994 and December 31, 1993, the Company had corn futures contracts of $24,841 (10,350,000 bushels) and $33,173 (11,765,000 bushels), respectively. Unrealized gains and losses associated with these contracts are deferred and are accounted for as part of the hedged transaction. Based upon market rates, these contracts had a deferred contract loss of $20 at December 31, 1994, and a deferred contract gain of $1,634 at December 31, 1993. Settlement gains and losses on corn futures contracts are matched to specific inventory purchases and credited or charged to cost of sales at the time such inventory is sold. Based upon daily margin account activity, including contract purchases, contract sales and market fluctuations in the value of open contracts, cash settlement is made on a daily basis to maintain margin accounts at specified levels.

Restricted Cash: Unused proceeds of debt incurred for the purpose of financing a portion of the costs of acquisition, construction and installation of certain sewage and solid waste disposal facilities at the Company's Hammond, Indiana plant are presented as a long-term asset in the accompanying consolidated financial statements.

         These funds have been invested in highly liquid interest bearing deposits, U.S. Treasury bills and commercial paper of industrial and other companies with high credit ratings, having maturities of three months or less, and are carried at cost which approximates market.

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

Excess of Purchase Cost Over Net Assets of Companies Acquired: The excess of purchase cost over net assets of companies acquired prior to November 1, 1970
($208 at December 31, 1994) is not being amortized since, in management's opinion, its value has not diminished. The excess purchase cost relating to companies acquired after November 1, 1970 is being amortized over either 40 years or 20 years. At each balance sheet date, management evaluates whether there has been a permanent impairment in the value of goodwill by assessing the carrying value of goodwill against anticipated future cash flows from related operating activities. Factors which management considers in performing this assessment include current operating results, trends and prospects and, in addition, demand, competition and other economic factors.

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

The estimated fair value of the Company's long-term debt is as follows:

 At December 31,            1994                              1993
- -------------------------------------------------------------------------------
                  Carrying          Fair            Carrying           Fair
                  Amount            Value            Amount            Value
                  ------------------------------------------------------------
Long-term  debt   $165,693       $154,777           $140,179         $144,057

Environmental Matters: Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, or if an amount is likely to fall within a range and no amount within that range can be determined to be the better estimate, the minimum amount of the range is recorded. Accruals for environmental matters exclude claims for recoveries from insurance carriers and other third parties. Accruals for such recoveries are recorded only when it is probable that the recovery will be realized.

Earnings Per Share: Earnings per share of common stock has been computed based upon the weighted average number of shares outstanding during each year.

Reclassifications: Certain reclassifications have been made in the prior years' financial statements to conform with the 1994 presentation.

2.  Business Changes

On February 26, 1993, upon the satisfaction of various conditions, including, among other things, the approval of the stockholders of the Company and AFC, AFC was merged with and into the Company. In accordance with the terms of the merger agreement, 3,738,483 AFC shares were converted into a like number of the Company's Class A Common Stock and 1,371,190 AFC shares were exchanged for a total of $30,817 in cash. In addition, in accordance with the terms of the merger agreement, 129,350 outstanding AFC options were converted into stock options outstanding of the Company. The issuance of the Company's Class A Common Stock (in the amount of $84,022) was a noncash transaction and was excluded from the accompanying Consolidated Statements of Cash Flows.

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

The following sets forth the unaudited proforma results of operations of the Company as if the merger had occurred on January 1, 1992:

Years ended  December 31,                             1993               1992
- --------------------------------------------------------------------------------
Net sales                                         $ 538,534           $ 542,172
Income (loss) before extraordinary losses and
  cumulative effect of accounting changes         $    (694)          $  16,478
Net income  (loss)                                $ (32,076)          $  19,494

Earnings (loss) per share of common stock:
Income (loss) before extraordinary losses and
  cumulative effect of accounting changes         $    (.07)          $    1.62
Net income (loss)                                 $   (3.14)          $    1.91


3.  Inventories

Inventories consisted of the following:
At December 31,                                       1994                1993
- --------------------------------------------------------------------------------
Finished goods                                    $  28,904           $  25,074
Work-in-process                                       4,154               4,344
Raw materials                                        37,625              38,882
Stores and supplies                                  16,172              17,833
                                                  ------------------------------
                                                  $  86,855           $  86,133
                                                  ------------------------------

At December 31, 1994 and 1993, inventories of $44,426 and $49,553, respectively, were valued using the LIFO method of accounting. These amounts are less than the corresponding replacement values by $12,998 at December 31, 1994 and $15,744 at December 31, 1993. In 1994 and 1992, the carrying value of certain LIFO inventories were reduced by $702 and $1,259, respectively, to replacement cost (market).


4.  Short-Term and Long-Term Debt

Long-term debt consisted of the following:

At December 31,                                 1994                    1993
- -----------------------------------------------------------------------------------------
                                          Current    Long-term    Current    Long-term
                                        -------------------------------------------------
7.875% Senior notes (a)                  $      -   $125,000     $      -     $125,000
8.0% Tax exempt revenue bonds (b)               -     39,000            -            -
Revolving credit borrowings (c)                 -          -            -       12,600
Capital lease obligation (d)                  944        749          885        1,694
                                        -------------------------------------------------
                                         $    944   $164,749     $    885     $139,294
                                        -------------------------------------------------

(a) During 1993, the Company issued and sold at par $125,000 of 7.875% of Senior notes. The notes require payments of $25,000 on March 3 of each year from 1999 through 2002 with the balance due on March 3, 2003.

(b) During December 1994, the Company issued and sold at par $39,000 of sewage and solid waste disposal revenue bonds. The bonds mature on December 1, 2024. Unused proceeds of the bonds are presented as restricted cash in the accompanying Consolidated Balance Sheets (see Note 1).

(c) At December 31, 1993, the Company's revolving credit facility with various banks provided for a commitment of $75,000 through June 30, 1995. Interest on the facility is at a prime or a cost of funds based formula, at the Company's option. The facility provides for the payment of a nominal commitment fee on the unused portion of the facility during the revolving credit period. The facility can be cancelled at any time by the Company without cost. At December 31, 1993, the weighted average interest rate of borrowings under the facility was 3.75%.

         Effective March 31, 1994, the Company entered into a new $125,000 revolving credit facility with various banks and the $75,000 facility was cancelled. Interest on the new facility is at prime, LIBOR plus a variable margin, or a cost of funds based formula, at the Company's option. The new facility provides for the payment of a nominal commitment fee and a facility fee. The new facility expires on December 31, 1998. The facility can be cancelled at any time by the Company without cost.

(d) The Company leases certain land, buildings and equipment under the terms of a capital lease. At December 31, 1994 and 1993, property, plant and equipment included $1,834 and $2,461 (net of accumulated depreciation of $6,322 and $5,695), respectively, related to the assets covered by this lease.

The following is a schedule by year of future minimum capital lease payments as of December 31, 1994:

Year ending December 31,
- ----------------------------------------------------
1995                                         $1,032
1996                                            773
                                            -------
Total minimum lease payments                  1,805
Less, amount representing interest              112
                                            -------
Present value of minimum lease payments      $1,693
                                            -------


At December 31, 1994, total long-term debt maturing in each of the next five years was as follows:

Year ending December 31,
- ----------------------------------------------------
1995                                   $        944
1996                                            749
1997                                              -
1998                                              -
1999                                         25,000


The Company's borrowing agreements contain various covenants which, among other things, require the Company to maintain specific levels of tangible net worth and leverage (as defined), and limits the sale of property (as defined).

         The Company also has open lines of credit with banks, which are renewable on an annual basis, aggregating $10,000. The Company is required to pay a nominal commitment fee on certain of these open lines of credit. Outstanding borrowings under these lines of credit are classified as short-term debt. At December 31, 1994, there were no borrowings under these lines of credit while at December 31, 1993, $5,000 of the lines were used. At December 31, 1993, the weighted average interest rate for line of credit borrowings was 3.4%.

         At December 31, 1994, the Company had standby letters of credit in the amount of $6,350 outstanding which related principally to an insurance program.

5.  Income Taxes

The following reconciles the statutory federal income tax rate to the effective tax rate:


Years ended December 31,                             1994      1993       1992
- -------------------------------------------------------------------------------
Federal statutory rate                               35.0%     35.0%      34.0%
State and local income taxes, net of federal
  income tax benefit                                  4.9      49.9        3.5
Amortization of difference in tax and book basis
  of certain assets                                    .3      63.0         .9
Tax-exempt Foreign Sales Corporation income          (1.2)    (51.3)       (.2)
Non-deductibility of meals and entertainment
  expenses                                             .5       8.5         .2
Other, net                                            (.1)      6.0         .8
                                                 -------------------------------
Effective tax rate                                   39.4%    111.1%      39.2%
                                                 -------------------------------

The components of net deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:


At December 31,                                1994      1993
- --------------------------------------------------------------
Deferred taxes:
Short-term deferred tax assets:
Restructuring reserves                      $ 3,993   $ 2,511
Vacation                                        331       331
Workers' compensation                           653       623
- --------------------------------------------------------------
                                            $ 4,977   $ 3,465
- --------------------------------------------------------------
Noncurrent deferred tax assets:
Postretirement and postemployment benefit
  accruals                                  $23,300   $22,350
Deferred compensation                         1,891     1,362
Net operating loss carryforwards                  -     2,693
Minimum tax credit carryforwards              4,357     6,014
Net investment tax credit carryforwards           -     1,520
- --------------------------------------------------------------
                                            $29,548   $33,939
- --------------------------------------------------------------
  Total                                     $34,525   $37,404
- --------------------------------------------------------------
Noncurrent deferred tax liabilities:
Depreciation                                $34,224   $36,145
Step-up of certain fixed assets              18,750    20,741
Pension                                       8,669     6,536
Interest capitalization, net                  2,780     2,196
Other                                         1,765     2,561
- --------------------------------------------------------------
  Total                                     $66,188   $68,179
- --------------------------------------------------------------
Deferred income taxes                       $31,663   $30,775
- --------------------------------------------------------------

As of December 31, 1994, the Company has available $4,357 of alternative minimum tax credit carryforwards.

6.  Pension and Savings Plans

The Company has several non-contributory defined benefit pension plans which cover substantially all employees. Pension benefits are generally based on either years of service and employee compensation during the last years of employment or years of service times a multiplier. The funding policy is to contribute annually amounts sufficient to meet the minimum requirements set forth in applicable employee benefit and tax laws and such additional amounts as the Company may determine, from time to time, to be appropriate. The vested benefit obligation is determined based upon the expected date of retirement for participants. To the extent that these requirements are fully covered by assets on hand, a contribution, although not required, may be made in a particular year.

         During 1994, the Company recognized a pension curtailment loss of $737 which related to a plant consolidation in the tobacco business.

         During 1993, the Company recognized a pension curtailment gain of $939 which related to a plant consolidation in the tobacco business.

         Actuarially determined pension costs are accrued currently and include amounts for current service and prior service costs which are amortized on a straight-line basis over the participants' remaining service period.

Negative pension expense for 1994, 1993 and 1992 included the following components:

Years ended December 31,                            1994             1993          1992
- ------------------------------------------------------------------------------------------
Service cost                                      $(4,242)         $(3,851)      $(3,051)
Interest cost on projected benefit obligations     (8,251)          (7,961)       (7,235)
Curtailment (loss) gain                              (737)             939            -

Return on plan assets:
Actual income (loss)                               (2,116)          17,957         3,884
Deferred (loss) income                             14,963           (6,351)        7,735

Amortization of:
Initial unrecognized net asset                      1,198            1,198         1,198
Unrecognized prior service cost                      (269)            (356)         (356)
Unrecognized net (loss) gain                         (175)             (63)          308
                                                  ---------------------------------------
                                                  $   371          $ 1,512       $ 2,483
                                                  ---------------------------------------
Assumed rates of return on plan assets               10.0%            10.0%         10.0%
Assumed discount rates (used to measure year-
         end projected benefit obligation)            8.5%             7.0%          8.0%

Assumed long-term rates of compensation
  increases                                      4.8%-6.8%        4.8%-6.8%       5%-7.1%

At December 31, 1994, the plans' assets were primarily invested in equity and fixed income securities. The plans' funded status and amounts recognized in the Company's Consolidated Balance Sheets for 1994 and 1993 were as follows:

At December 31,                                                                    1994                             1993
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                          Over-            Under-          Over-            Under-
                                                                          funded           funded          funded           funded
                                                                          Plans            Plans           Plans            Plans
Actuarial present value of benefit obligation:
Vested benefit obligation                                                $  70,750        $ 17,263        $  76,850        $ 19,782
Non-vested benefit obligation                                                2,053             500            2,502             540
Additional amounts related to
  projected pay increases                                                   14,558           1,678           19,933           2,787
                                                                         -----------------------------------------------------------
Projected benefit obligation                                             $  87,361        $ 19,441        $  99,285        $ 23,109
                                                                         -----------------------------------------------------------
Plan assets at fair value                                                $ 105,028        $ 17,676        $ 110,282        $ 20,523
                                                                         -----------------------------------------------------------
Projected benefit obligation (over)
  under plan assets                                                      $  17,667        $ (1,765)       $  10,997        $ (2,586)
Unrecognized net loss                                                        4,558           2,498            8,554           5,073
Unrecognized prior service cost                                                734           1,037            1,525             926
Adjustment for additional liability                                              -          (2,903)               -          (3,389)
Balance of unrecognized net
  (asset) obligation existing from date
   of initial application                                                   (5,362)            136           (6,256)           (112)
                                                                         -----------------------------------------------------------
Prepaid (accrued) pension cost                                           $  17,597        $   (997)       $  14,820        $    (88)
                                                                         -----------------------------------------------------------

The decrease in the projected benefit obligation in 1994 compared to 1993, is primarily due to the 1994 change in the assumed discount rate. Effective January 1, 1993, revisions to certain actuarial assumptions relating to mortality, withdrawal, retirement and future salary increases were adopted by the Company.

         In addition to benefits provided under the Company's qualified pension plans, the Company also provides pension benefits under a non-contributory supplemental retirement plan ("Supplemental Plan") and a non-contributory directors retirement plan ("Directors Plan"). The Supplemental Plan, which covers certain executives and other key employees, restores the benefits of the funded plans for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code and maintains the pre-1989 benefit levels for service prior to that date. Benefits under the Directors Plan are based upon years of non-employee service on the Board of Directors and the directors' remuneration during the last years of service on the Board of Directors.

         Net pension expense under these other pension plans included the following components:

Years ending December 31,                                     1994                         1993                      1992
- -----------------------------------------------------------------------------------------------------------------------------------

                                                     Supple-                      Supple-                     Supple-
                                                     mental       Directors        mental      Directors       mental     Directors
                                                      Plan          Plan           Plan          Plan           Plan        Plan
- -----------------------------------------------------------------------------------------------------------------------------------
Service cost                                         $  520          $112          $241          $ 74          $263          $ 85
Interest cost on projected benefit
  obligation                                            523           100           360            95           308            91
Amortization of:
Unrecognized prior service cost                         402            90           238           106           195           114
Unrecognized net loss                                   100            17            44             -             -             5
                                                     ------------------------------------------------------------------------------
                                                     $1,545          $319          $883          $275          $766          $295
                                                     ------------------------------------------------------------------------------
Assumed discount rates (used
  to measure year end projected
  benefit obligation)                                   5.7%          8.5%          4.7%          7.0%          5.3%          8.0%
Assumed long-term rates of
  compensation increases                                6.1%          6.0%          6.1%          6.0%          6.1%          6.0%

The amounts recognized in the Company's Consolidated Balance Sheets regarding these other pension plans are as follows:

At December 31,                                                          1994                  1993
- ------------------------------------------------------------------------------------------------------------
                                                         Supplemental   Directors   Supplemental  Directors
                                                             Plan          Plan         Plan        Plan
- ------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
Vested benefit obligation                                    $ 4,503     $ 1,212     $ 5,188     $ 1,284
Non-vested benefit obligation                                      1         147           5         148
Additional amounts related to
  projected pay increases                                      5,128          68       2,775           2
                                                             --------------------------------------------
Projected benefit obligation                                 $ 9,632     $ 1,427     $ 7,968     $ 1,434
                                                             --------------------------------------------
Plan assets at fair value                                    $     -     $     -     $     -     $     -
                                                             --------------------------------------------
Projected benefit obligation over plan
  assets                                                     $(9,632)    $(1,427)    $(7,968)    $(1,434)
Unrecognized net loss                                            210         125       2,080         291
Unrecognized prior service  cost                               6,165         136       3,805         226
Balance of unrecognized net obligation
  from date of initial application                                 -           -           -            -
Adjustment for additional liability                           (1,246)       (193)     (3,110)       (515)
                                                             --------------------------------------------
Accrued pension cost                                         $(4,503)    $(1,359)    $(5,193)    $(1,432)
                                                             --------------------------------------------

In addition to benefits under the Company's pension plans, the Company sponsors a savings plan ("Plan"), under Section 401(k) of the Internal Revenue Code, to provide its eligible employees with additional income upon retirement. The Plan requires specified contributions by the Company in either cash or the Company's Class A Common Stock. Specified cash contributions must be invested by the Plan's trustee in the Company's Class A Common Stock. Discretionary contributions, by the Company, are also permitted. Expense under the Plan was $1,495, $1,482 and $1,383 in 1994, 1993 and 1992, respectively.

7.  Postretirement Benefits Other Than Pensions

The Company provides certain health care benefits for retired employees and their eligible dependents. A significant number of the Company's employees may become eligible for these benefits if they are employed until retirement age and have fulfilled certain service requirements.

         Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). Under the statement, postretirement benefits are required to be recognized over the employees' active years of service. The Company previously accounted for these costs on a cash basis. The adoption of the statement created a transition obligation for previously unrecognized prior years' costs. As permitted under SFAS 106, the Company elected to record the transition obligation on the immediate recognition basis. Accordingly, the Company recorded as a cumulative effect of an accounting change a charge of $47,370 ($26,566, net of tax), or $2.75 per share.

         Postretirement benefit expense for 1994 and 1993 included the following components:


 Year Ended December 31,                          1994            1993
- ------------------------------------------------------------------------
Service cost                                    $ 1,330         $ 1,379
Interest cost                                     3,028           3,642
                                                ------------------------
                                                $ 4,358         $ 5,021
                                                ------------------------

The  amount  recognized  in  the  Company's   Consolidated  Balance  Sheets  for
postretirement benefits other than pensions is as follows:


At December 31,                                                1994      1993
- --------------------------------------------------------------------------------
Actuarial present value of accumulated
  postretirement benefit obligation:
Retirees                                                     $19,205   $ 24,493
Fully eligible active participants                             7,163     11,065
Other active participants                                     13,707     18,915
Unrecognized gain (loss)                                      12,452     (4,405)
                                                           ---------------------
                                                             $52,527   $ 50,068
                                                           ---------------------

The assumed discount rate used to determine the accumulated postretirement benefit obligation was 8.75% for 1994 and 7.25% for 1993. The assumed health care cost trend rate used to measure the accumulated postretirement benefit obligation was 13.0% initially, decreasing gradually to 5.5% in 2001 and thereafter. A one percentage point increase in the assumed health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $5,615 and the aggregate of the service cost and interest cost by $726 for the year ended December 31, 1994.

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

         The Company's authorized stock includes 2,500,000 shares of Series Preferred Stock, without par value. No Series Preferred Stock has been issued.

         Changes in common stock, capital in excess of par value and treasury stock for 1992, 1993 and 1994 were as follows:

                                                       Common Stock                     Capital         Treasury Stock
                                           ----------------------------------------     in excess   -------------------------------
                                                 Class A               Class B            of Par     Class A     Class B
                                            Shares     Amount     Shares     Amount       Value      Shares      Shares       Amount
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991              5,091,320    $4,073    1,809,282    $1,447    $ 41,932     409,485      67,225    $ 7,224
Exercise of stock options                    19,100        15            -         -         325           -           -          -
Purchase of treasury stock                        -         -            -         -           -       5,876           -        127
Treasury shares contributed
   to employee savings plan                       -         -            -         -         286     (21,080)          -       (189)
                                          ------------------------------------------------------------------------------------------
Balance at December 31, 1992              5,110,420     4,088    1,809,282     1,447      42,543     394,281      67,225      7,162
Issuance of Common Stock                  3,738,483     2,991            -         -      81,031           -           -          -
Treasury shares contributed
   to employee savings plan                       -         -            -         -         262     (27,291)          -       (245)
                                          ------------------------------------------------------------------------------------------
Balance at December 31, 1993              8,848,903     7,079    1,809,282     1,447     123,836     366,990      67,225      6,917
Exercise of stock options                    23,750        19            -         -         340           -           -          -
Treasury shares contributed
  to employee savings plan                        -         -            -         -         204     (18,842)          -       (169)
                                          ------------------------------------------------------------------------------------------
Balance at December 31, 1994              8,872,653    $7,098    1,809,282    $1,447    $124,380     348,148      67,225    $ 6,748
                                          ------------------------------------------------------------------------------------------

10.  Stock Option Plans
Under the Company's 1994 Stock Plan and 1985 Stock Option Plan, as amended, options for 800,000 shares and 850,000 shares, respectively, of the Company's
Class A Common Stock may be granted to officers and other key employees of the Company and its affiliates. Stock options granted under the plans may be either incentive stock options or non-qualified options at exercise prices not less than the fair market value per share at the date of grant. With respect to options granted under the 1994 Stock Plan, a Committee of the Board of Directors ("Committee") determines the time or times at which an option may be exercised, including the term of the option which may not exceed ten years; however, except as otherwise provided under the plan, an option will not be exercisable during the first year from the date of grant. Options granted under the 1985 Stock Option Plan may be exercised at any time within ten years. Payment for options exercised under the plans can be made in cash, or, if approved by the Committee, in Class A Common Stock of the Company. Additionally, under the 1994 Stock Plan, payment for options exercised can also be made, if approved by the Committee, by surrender of outstanding awards under the plan.

         Option activity for 1994, 1993 and 1992 was as follows:

                                               1994                            1993                              1992
- -----------------------------------------------------------------------------------------------------------------------------------
                                    Optioned                         Optioned                          Optioned
                                     Shares         Price Range       Shares        Price Range         Shares       Price Range
- -----------------------------------------------------------------------------------------------------------------------------------
Balance outstanding at January 1,    478,948      $  6.63-$22.88      230,898      $ 13.88-$22.88       204,098     $13.88-$23.24
Exercised                            (23,750)     $  6.63-$16.88            -                   -       (19,100)    $13.88-$21.25
Granted                              168,500              $20.00      120,000              $16.25        57,000            $22.88
AFC option conversion                      -                   -      129,350      $  6.63-$20.63             -                -
Expired                              (21,750)      $13.88-$22.88       (1,300)     $ 20.94-$21.25       (11,100)    $13.88-$23.24
                                     ----------------------------------------------------------------------------------------------
Balance outstanding
   at December 31,                   601,948      $  6.63-$22.88      478,948      $  6.63-$22.88       230,898     $13.88-$22.88
                                     ----------------------------------------------------------------------------------------------
Exercisable                          562,948                          478,948                           230,898
                                     ----------------------------------------------------------------------------------------------
Available for grant                  788,702                          135,452                           254,152
                                     ----------------------------------------------------------------------------------------------

11.  Supplementary Information
Research and development expenditures for the development of new products and for improvements of existing products were $3,702 in 1994, $3,890 in 1993 and $3,147 in 1992. Interest costs incurred during 1994, 1993 and 1992 were $12,111, $14,708 and $13,234, respectively. Interest capitalized in those years was $1,472, $748 and $536, respectively.

12.  Restructuring
During 1994, 1993 and 1992, the Company recorded restructuring charges of $5,400, $12,323 and $3,593, respectively. The charges during 1994 and 1993 relate principally to costs of consolidation and reorganization of its business units, divestiture of non-performing assets and other organizational changes. The charge incurred during 1992 related to a plant consolidation in the Company's tobacco business which was completed by the end of the second quarter of 1993. Major items of the restructuring charges in 1993 and 1994 and the reserve balances at December 31, 1993 and 1994 are as follows:


                                                                Reserve                                 Reserve
                                 Provision         Charges  December 31,    Provision     Charges    December 31,
                                     1993           1993          1993         1994        1994           1994
- -----------------------------------------------------------------------------------------------------------------
Asset write-downs (1)             $ 8,663       $  (8,663)     $     -      $  1,910      $ (1,910)     $     -
Organizational changes
  - tobacco (2)                         -               -            -         1,215        (1,215)           -
Organizational changes
  - corporate (3)                   2,000          (1,045)         955             -          (429)         526
Litigation provision (4)              600               -          600          (600)            -            -
Plant consolidation - tobacco (5)       -               -            -         2,489          (652)       1,837
Other (6)                           1,060          (1,060)           -           386          (238)         148
                                  -----------------------------------------------------------------------------
         Total                    $12,323       $ (10,768)     $ 1,555      $  5,400      $ (4,444)     $ 2,511
                                  -----------------------------------------------------------------------------

(1)  Asset  write-downs  of  $8,663  in 1993 and  $1,910  in 1994 were a noncash expense.
(2) The charge of $1,215 includes cash and noncash expenses of $800 and $415,  respectively.
(3) Includes  cash expenses of $1,045 and $429 in 1993 and 1994, respectively.
(4) During 1994, $600 was reclassified to the provision for plant  consolidation - tobacco and is included in the $2,489.
(5) Includes cash expenses of $52 and noncash  expenses of $600.
(6) Includes  noncash expenses of $238.

The reserve balances of $1,555 at December 31, 1993 and $2,511 at December 31, 1994 are
included in other accrued expenses in the accompanying Consolidated Balance Sheets.

13.  Commitments
At December 31, 1994,  the Company and its  subsidiaries  were  committed  under
long-term   operating  leases  expiring  through  2005.  Minimum  annual  rental commitments were as follows:

                             Transportation
Year ending December 31,       Equipment          Other        Total
- --------------------------------------------------------------------
1995                            $10,036            $883      $10,919
1996                              8,960             318        9,278
1997                              5,416             236        5,652
1998                              4,081              55        4,136
1999                              2,638              33        2,671
2000 and thereafter                 788               -          788

Rent  expense  was  $13,726,  $13,992  and  $12,657  in  1994,  1993  and  1992,
respectively.
   The Company is committed to sell some of its products under short-term (two to three months) and long-term (up to one year) contracts. At December 31, 1994, long-term commitments approximated $90,041.
   Sales to the Coca-Cola Company accounted for 14%, 12% and 11% of net sales in 1994, 1993 and 1992, respectively.
   Until December 31, 1996, the Company has a guaranteed handling and storage agreement with an outside party. Total expenses under this agreement were $2,364 in 1994, $2,199 in 1993 and $2,281 in 1992.

14.  Contingent  Liabilities

The  Company  has   certain  contingent   liabilities  regarding   existing   or
potential claims, lawsuits and other proceedings, including those involving a certain patent infringement claim and an environmental civil action.

   With respect to the patent infringement claim, on May 12, 1981, Grain Processing Corporation (-GPC-) brought a lawsuit against the Company in the United States District Court for the Northern District of Indiana alleging infringement of a patent owned by GPC relating to certain kinds of waxy starch maltodextrins. The trial court in 1987 found infringement as to one small-volume product, which had been discontinued by the time of the decision. On appeal by GPC, the Court of Appeals in 1988 found that another product also had infringed, in some instances. The case was sent back to trial court to determine how much of the accused product was infringing, to assess what damages should be paid to GPC, and to rule on GPC's claims for increased damages and attorney fees. GPC is contending that it should receive damages based on its lost profits on products it would have sold except for the infringement. The Company contends that any damages awarded should be based on a reasonable royalty rather than lost profits, because GPC never sold the patented product. The law on that issue is in conflict at present. A hearing date of July 10, 1995 has been set to determine the amount of damages the Company will be required to pay to GPC. On June 27, 1994, the U.S. District Court for the Northern District of Indiana denied the Company's motion seeking a reconsideration of the court's previous ruling that the patent owned by GPC was valid. The Company then established a reserve in the amount of $4,000 based on its contention that damages should be based on a reasonable royalty. However, the Company's ultimate liability for this action is not presently determinable. The GPC patent expired in 1991 and has no present effect on the Company's activities.

   With respect to the environmental civil action, on August 2, 1993, the United States, on behalf of the U.S. Environmental Protection Agency (-EPA-), filed suit against the Company, four other industrial companies and four municipalities for alleged violations of the Clean Water Act and the Rivers and Harbors Act. The issue in the suit involves discharges of industrial and municipal wastewater by the defendants into the sewage treatment facilities of the City of Hammond, Indiana and from there into the Grand Calumet River. The Government is seeking civil penalties in an unspecified amount for alleged violations of discharge permit limitations, injunctive relief to require compliance with permit terms, and, from the Company and the other industrial defendants and the City of Hammond, additional injunctive relief requiring the development and implementation of a plan to remediate allegedly contaminated sediments in the Grand Calumet River. The Company does not believe that its discharges have caused or contributed to any sedimentation problem in the Grand Calumet River, and it has already taken measures to ensure continued compliance with the terms of its discharge permits. The Company intends to contest the Government's allegations vigorously; however, management is unable to predict the final outcome of this matter or the ultimate effect, if any, on its operations or financial condition.

   The Company has certain other contingent liabilities with respect to litigation, claims and contractual agreements arising in the ordinary course of business. In the opinion of management, such contingent liabilities are not likely to result in any loss that would have a material adverse effect on the Company's operating results or financial condition.

   In addition, the Company is primarily liable for certain leases of a discontinued operation which, by their terms, call for lease payments which aggregate a maximum amount of approximately $4,800 at December 31, 1994.

15.  Subsequent Events
On January 6, 1995, the Company announced that it had received a proposal from Eridania Beghin-Say, S.A. (-EBS-) to acquire the Company for $32 per share and that its Board of Directors had determined that such price was inadequate.
   On January 20, 1995, the Company announced that it had received a revised proposal from EBS to acquire the Company for $37 per share in cash and that the Company had engaged CS First Boston Corporation to act as its financial advisor in connection with its consideration of the proposal.
   Three purported class action lawsuits were filed shortly after the Company's January 6, 1995 announcement regarding the EBS proposal. The Company and each individual director are named as defendants. The complaints allege that the directors breached their fiduciary duties to the shareholders with respect to the EBS proposal. The plaintiffs seek injunctive relief, including appointment of an independent committee to evaluate the proposal, and monetary relief in an unspecified amount. The Company believes that the allegations in the complaints are without merit and will contest these actions vigorously.
   On February 22, 1995, the Company announced that it entered into a definitive merger agreement providing for the acquisition of the Company by EBS. The agreement, which was approved by the Company's Board of Directors, provides that EBS will commence a tender offer for all outstanding shares of common stock of the Company at a purchase price of $40 per share. Following the successful completion of the tender offer, a subsidiary of EBS will merge with the Company and each remaining share of the Company will be converted into the right to receive $40. The Company's Board is recommending that its stockholders accept the offer and approve the merger.
   In connection with the merger agreement, the parties entered into a stock purchase agreement, pursuant to which EBS will purchase, at a price of $40 per share, all authorized but unissued shares of Class B common stock of the Company (an aggregate of 757,943 shares) which remain available for purchase following the exercise by holders of the Class B common stock of preemptive rights. In this connection, the Company intends to distribute rights to its Class B stockholders which will entitle such stockholders to purchase, at $40 per share, their proportionate share of the Class B common stock available for purchase by EBS.
   The tender offer is subject to a number of conditions including, among others, the receipt by EBS of a number of the Company's shares following the tender offer which, together with the shares that EBS is then obligated to purchase under the stock purchase agreement, constitutes a majority of the outstanding shares of each class of the Company's stock. The stock purchase agreement is conditioned upon, among other things, the completion of the tender offer and the preemptive rights offering.
   In addition, William Ziegler, III, Chairman of the Board, and GIH Corp., a Delaware corporation that Mr. Ziegler claims to control, have commenced litigation in Superior Court, Cumberland County, Maine seeking injunctive relief against the merger agreement and the stock purchase agreement. The complaint names as defendants the remaining members of the Company's Board of Directors and asserts they wrongfully approved the merger agreement and stock purchase agreement and states that a -break-up- fee payable to EBS under certain conditions is illegal. The complaint also alleges that the Board wrongfully approved certain severance contracts for its employees. The Company believes this litigation is without merit and intends to vigorously defend it.

16.  Industry Segments
Information about the Company's operations in different industries is as follows:

                                                        Corn      Tobacco
                                                    Business     Business  Consolidated
- ---------------------------------------------------------------------------------------
Fiscal year 1994:
Net sales                                          $ 440,703    $ 163,285   $ 603,988
                                                   ----------------------------------
Operating profit                                   $  43,669    $  23,986   $  67,655
                                                   ----------------------
Corporate expenses                                                            (11,467)
Interest expense                                                              (10,639)
Interest income                                                                   369
Other expense, net                                                             (1,465)
Income before income taxes, minority                                        ---------
         interest, extraordinary losses and
         cumulative effect of accounting changes                            $  44,453
                                                                            ---------
Identifiable assets                                $ 367,504    $ 116,737   $ 484,241
                                                   ----------------------
Corporate assets                                                               67,731
                                                                            ---------
Total assets                                                                $ 551,972
                                                                            ---------
Depreciation and amortization                      $  28,064    $   4,513   $  32,577
                                                                            ---------
Capital expenditures                               $  59,007    $   4,714   $  63,721
Fiscal year 1993:                                                           ---------
Net sales                                          $ 380,315    $ 158,219   $ 538,534
                                                   ----------------------------------
Operating profit                                   $  16,958    $  13,846   $  30,804
                                                   ----------------------
Corporate expenses                                                            (15,255)
Interest expense                                                              (13,960)
Interest income                                                                   809
Other expense, net                                                             (1,362)
                                                                            ---------
Income before income taxes, minority
         interest, extraordinary losses and
         cumulative effect of accounting changes                            $   1,036
                                                                            ---------
Identifiable assets                                $ 339,748    $ 121,364   $ 461,112
                                                   ----------------------
Corporate assets                                                               27,946
                                                                            ---------
Total assets                                                                $ 489,058
                                                                            ---------
Depreciation and amortization                      $  27,603    $   4,480   $  32,083
                                                                            ---------
Capital expenditures                               $  39,125    $   4,508   $  43,633
                                                                            ---------
Fiscal year 1992:
Net sales                                          $ 391,513    $ 150,659   $ 542,172
                                                   ----------------------------------
Operating profit                                   $  37,995    $  14,818   $  52,813
                                                   ----------------------
Corporate expenses                                                             (8,484)
Interest expense                                                              (12,698)
Interest income                                                                 2,288
Other expense, net                                                             (1,027)
                                                                            ---------
Income before income taxes, minority
         interest, extraordinary losses and
         cumulative effect of accounting changes                            $  32,892
                                                                            ---------
Identifiable assets                                $ 265,071    $ 126,160   $ 391,231
                                                   ----------------------
Corporate assets                                                               92,772
                                                                            ---------
Total assets                                                                $ 484,003
                                                                            ---------
Depreciation and amortization                      $  21,855    $   4,579   $  26,434
                                                                            ---------
Capital expenditures                               $  28,072    $   4,194   $  32,266
                                                                            ---------

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

17.  Quarterly Results of Operations-(Unaudited)
Quarterly results of operations for the years ended December 31, 1994 and 1993 were as follows:

Three Months Ended                           March 31      June 30    September 30    December 31
- -------------------------------------------------------------------------------------------------
Fiscal year 1994:
Net sales                                  $ 137,839     $ 160,941      $ 163,409     $ 141,799
                                           ----------------------------------------------------
Gross profit                               $  33,238     $  40,181      $  39,997     $  40,826
                                           ----------------------------------------------------
Income before extraordinary
         losses and cumulative effect of
         accounting changes                $     683(1)  $   6,100(2)   $   9,478     $  10,684
Extraordinary losses from early
         extinguishment of debt                    -             -              -             -
Cumulative effect of accounting changes            -             -              -             -
                                           ----------------------------------------------------
Net income (loss)                          $     683     $   6,100      $   9,478     $  10,684
                                           ----------------------------------------------------
Earnings (loss) per share:
Income (loss) before extraordinary
         losses and cumulative effect of
         accounting changes                $     .07     $     .60      $     .92     $    1.04
Extraordinary losses from early
         extinguishment of debt                    -             -              -             -
Cumulative effect of accounting changes            -             -              -             -
                                           ----------------------------------------------------
Net income                                 $     .07     $     .60      $     .92     $    1.04
                                           ----------------------------------------------------
Fiscal year 1993:
Net sales                                  $ 115,006     $ 135,847      $ 151,825     $ 135,856
                                           ----------------------------------------------------
Gross profit                               $  22,838     $  30,625      $  36,041     $  31,815
                                           ----------------------------------------------------
Income (loss) before extraordinary
         losses and cumulative effect of
         accounting changes                $ (4,966)(3)  $  (3,621)(3)  $   5,428     $   3,373
Extraordinary losses from early
         extinguishment of debt              (2,862)(4)          -              -        (1,320)(4)
Cumulative effect of accounting changes     (27,200)             -              -             -
                                           ----------------------------------------------------
Net income (loss)                          $(35,028)     $  (3,621)     $   5,428     $   2,053
                                           ----------------------------------------------------
Earnings (loss) per share:
Income (loss) before extraordinary
         losses and cumulative effect of
         accounting changes                $   (.63)     $    (.35)     $     .53     $     .33
Extraordinary losses from early
         extinguishment of debt                (.36)             -              -          (.13)
Cumulative effect of accounting changes       (3.45)             -              -             -
                                           ----------------------------------------------------
Net income (loss)                          $  (4.44)     $    (.35)     $     .53     $     .20
                                           ----------------------------------------------------

(1) Includes a  restructuring  charge of $3,294 (net of tax), or $.32 per share, related to consolidation of the Company's  tobacco  businesses.
(2) Includes a charge of $2,600 (net of tax), or $.25 per share,  related to the  establishment of  a
    reserve  for  ongoing  patent  infringement   litigation.
(3) Includes restructuring charges of $7,720 (net of tax), or $.82 per share, related to cost of consolidation and  modernization  programs in the Company's  business units, divestiture of non-performing assets and organizational changes.
(4) As a result of these early extinguishments, extraordinary losses of $4,182 (after income tax benefits of $2,155) were incurred.